Exhibit 10.4

LEASE AGREEMENT

(NNN)

Basic Lease Information

Lease Date:	May __, 2020 (5/21/2020)

Landlord:	O’Brien Drive Portfolio, LLC

Landlord’s Address:	c/o Tarlton Properties, Inc. 1530 O’Brien Drive, Suite C Menlo Park, California 94025 Electronic address: service@tarlton.com

Tenant:	BillionToOne Inc., a Delaware corporation

Tenant’s Address:	Prior to the Commencement Date: 1455 Adams Dr. Menlo Park, CA Attn: Oguzhan Atay On and after the Commencement Date: 1035 O’Brien Drive Menlo Park, CA 94025 Attn: Oguzhan Atay

Premises:	Approximately 36,068 rentable square feet as shown on Exhibit A.

Premises Address:	1035 O’Brien Drive Menlo Park, CA 94025

Building:	Approximately 36,068 rentable square feet

Park:	Approximately 10.739 Acres.

Term:	The “Commencement Date” shall mean the date that Landlord delivers the Premises to Tenant with the Tenant Improvements described in the work letter attached hereto as Exhibit B and incorporated hereby (the “Work Letter”) Substantially Completed (as defined in the Work Letter), which date is estimated to be November 30, 2020. The Term shall expire on the last day of the month which is one hundred twenty (120) months following the Commencement Date (“Expiration Date”).

Base Rent (¶3):

Period	RSF	NNN Rent/ PSF/Month	Monthly Base Rent
Months 1-12	22,050	$5.80	$127,890.00
Months 13-18	27,776	$6.00	$166,656.00
Months 19-24	36,068	$6.21	$223,982.28
Months 25-36	36,068	$6.43	$231,821.66
Months 37-48	36,068	$6.65	$239,935.42
Months 49-60	36,068	$6.89	$248,333.16

Security Deposit (¶4):	$750,000.00, subject to adjustment as provided in Section 4 below.

*Tenant’s Share of Operating Expenses (¶6.1):	100%

*Tenant’s Share of Tax Expenses (¶6.2):	100%

*Tenant’s Share of Common Area Utility Costs (¶7):	16.58%

*Tenant’s Share of Utility Expenses (¶7):	100%

Permitted Uses(¶9):	General office, laboratory, research and development, light manufacturing and related uses, but only to the extent permitted by the City of Menlo Park and all agencies and governmental authorities having jurisdiction thereof, and for no other use or purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

Parking Spaces:	Tenant’s Share of non-exclusive and non-designated spaces.

Broker (¶38):	Cornish & Carey Commercial dba Newmark Knight Frank for Landlord and Kidder Mathews for Tenant

Exhibits:

Exhibit A - Premises

Exhibit B - Work Letter

Schedule 1 – Space Plans

Schedule 2 – Initial Budget

Schedule 3 – Budget Adjustments

Exhibit C - Hazardous Materials Disclosure Certificate - Example

Exhibit D - Change of Commencement Date - Example

Exhibit E - Tenant’s Initial Hazardous Materials Disclosure Certificate

TABLE OF CONTENTS

1.	Premises	1

2.	Adjustment of Commencement Date; Condition of the Premises	1

3.	Rent	2

4.	Security Deposit	3

5.	Tenant Improvements; Tenant Improvement Allowance	4

6.	Additional Rent	5

7.	Utilities	7

8.	Late Charges	11

9.	Use of Premises	11

10.	Alterations and Additions; and Surrender of Premises	13

11.	Repairs and Maintenance	15

12.	Insurance	17

13.	Waiver of Subrogation	19

14.	Limitation of Liability and Indemnity	19

15.	Assignment and Subleasing	20

16.	Ad Valorem Taxes	23

17.	Subordination	23

18.	Right of Entry	24

19.	Estoppel Certificate	24

20.	Tenant’s Default	24

21.	Remedies for Tenant’s Default	25

22.	Holding Over	27

23.	Landlord’s Default	27

24.	Parking	28

25.	Sale of Premises	28

26.	Waiver	28

27.	Casualty Damage	28

28.	Condemnation	30

29.	Environmental Matters/Hazardous Materials	30

30.	Financial Statements	33

31.	General Provisions	33

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32.	Signs	37

33.	Mortgagee Protection	37

34.	Warranties of Tenant	37

35.	Compliance with Americans with Disabilities Act	38

36.	Brokerage Commission	39

37.	Quiet Enjoyment	40

38.	Landlord’s Ability to Perform Tenant’s Unperformed Obligations	40

39.	Sustainability	40

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LEASE AGREEMENT

DATE:	This Lease is made and entered into as of the Lease Date set forth in the Basic Lease Information. The Basic Lease Information and this Lease are and shall be construed as a single instrument.

1. Premises. Landlord hereby leases the Premises to Tenant upon the terms and conditions contained herein. Landlord hereby grants to Tenant right to use, on a non-exclusive basis, parking areas and ancillary facilities located within the Common Areas of the Park, subject to the terms of this Lease. Landlord and Tenant hereby agree that for purposes of this Lease, as of the Lease Date, the rentable square footage area of the Premises, the Building, and the Park shall be deemed to be the number of rentable square feet as set forth in the Basic Lease Information. Tenant hereby acknowledges that the rentable square footage of the Premises may include a proportionate share of certain areas used in common by all occupants of the Building and/or the Park (for example an electrical room or telephone room). Tenant further agrees that the number of rentable square feet of the Park may subsequently change after the Lease Date commensurate with any modifications to any of the foregoing by Landlord, and Tenant’s Share shall accordingly change.

2. Adjustment of Commencement Date; Condition of the Premises.

2.1 If Landlord cannot deliver possession of the Premises on the Commencement Date, Landlord shall not be subject to any liability nor shall the validity of the Lease be affected; provided, the Lease Term and the obligation to pay Rent shall commence on the date possession is tendered. In the event the commencement date of this Lease is other than the Commencement Date specified in the Basic Lease Information, Landlord and Tenant shall execute a written amendment to this Lease, substantially in the form of Exhibit D hereto, wherein the parties shall specify the actual commencement date and the date on which Tenant is to commence paying Rent. The word “Term” whenever used herein refers to the initial term of this Lease and any extension thereof. Landlord shall deliver possession of the Premises to Tenant in its “as-is” condition, except for those certain Tenant Improvements to be constructed by Landlord pursuant to the Work Letter attached as Exhibit B. Subject to punch list items relating to the Tenant Improvements as set forth in Exhibit B, by taking possession of the Premises, Tenant shall be deemed to have accepted the Premises in satisfactory condition and state of repair. Tenant hereby acknowledges and agrees that neither Landlord nor Landlord’s agents or representatives has made any representations or warranties as to the suitability, safety or fitness of the Premises for the conduct of Tenant’s business, Tenant’s intended use of the Premises or for any other purpose. Tenant agrees that at any time before or during the Term of this Lease, Landlord shall have the one-time right to relocate Tenant from the Premises described herein to other space within the Park on substantially the same terms and conditions of this Lease provided (i) Landlord shall provide Tenant at least thirty (30) days prior written notice, (ii) such relocation Premises shall be substantially the same in configuration, size, quality and design with improvements substantially similar to the original Premises, including, without limitation, lab space, offices, break rooms, conference rooms, installed in the relocation Premises, (iii) all costs to improve the relocation Premises and to relocate Tenant shall be paid for by Landlord at its sole cost and expense, (iv) Rent shall not increase as a result of such relocation, (v) Tenant shall not be required to surrender the original Premises until six (6) months after the new Premises are delivered to Tenant, and (vi) during such period Tenant occupies both the new Premises and original Premises, Tenant shall only be required to pay rent for the original Premises.

2.2 Tenant acknowledges that the applicable ordinance of the City of Menlo Park (the “City”) requires that Tenant must obtain an Administrative Use Permit (“AUP”) from the City if Tenant maintains on the Premises five (5) gallons or more of Hazardous Materials (as defined in Section 29.2 below). Accordingly, for the period from the Commencement Date until the date Tenant obtains the AUP from the City permitting Tenant to maintain on the Premises five (5) gallons or more of Hazardous Materials, Tenant shall maintain less than five (5) gallons of Hazardous Materials on the Premises. Tenant shall promptly apply for and shall use its commercially reasonable good faith diligent efforts to comply with the City’s requirements for the issuance to Tenant of the AUP. Landlord shall assist Tenant in the filing and processing of the application for the AUP, and Tenant shall pay all costs associated with such efforts, including but not limited to the costs and fees incurred by Green Environment and DES Architects/Engineers as well as City fees associated with the AUP; provided, however, Landlord shall not be responsible for the issuance of the AUP. Tenant shall deliver a copy of the AUP to Landlord and Tenant shall comply with the provisions thereof.

3. Rent. On the date that Tenant executes this Lease, Tenant shall deliver to Landlord the original executed Lease, the Base Rent in the amount of One Hundred Twenty-Seven Thousand Eight Hundred Ninety and 00/100 Dollars ($127,890.00) (which shall be applied against the Rent payable for the first month of the Term), plus the amount of Seventy-Four Thousand Two Hundred Forty-Nine and 00/100 Dollars ($74,249.00) (which amount shall be applied against Additional Rent payable for the first month of the Term), plus the Security Deposit, and all insurance certificates evidencing the insurance required to be obtained by Tenant under Section 12 of this Lease. Tenant agrees to pay Landlord, without prior notice or demand, or abatement, offset, deduction or claim, except as otherwise provided herein, the Base Rent described in the Basic Lease Information, payable in advance at Landlord’s address specified in the Basic Lease Information on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of the Lease. In addition to the Base Rent set forth in the Basic Lease Information, Tenant shall pay Landlord in advance on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease, as Additional Rent, Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses. Tenant shall also pay to Landlord as Additional Rent hereunder, immediately on Landlord’s demand therefor, any and all costs and expenses incurred by Landlord to enforce the provisions of this Lease, including, but not limited to, costs associated with the delivery of notices, delivery and recordation of notice(s) of default, attorneys’ fees, expert fees, court costs and filing fees, to the extent Tenant has breached any of the provisions of this Lease (collectively, the “Enforcement Expenses”). The term “Rent” whenever used herein refers to the aggregate of all amounts due by Tenant hereunder, including without limitation, the foregoing amounts. If Landlord permits Tenant to occupy the Premises without requiring Tenant to pay rental payments for a period of time, the waiver of the requirement to pay rental payments shall only apply to waiver of the Base Rent and Tenant shall otherwise perform all other obligations of Tenant required hereunder. The Rent for any fractional part of a calendar month at the commencement or termination of the Lease term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month. The prorated Rent shall be paid on the Commencement Date and the first day of the calendar month in which the date of termination occurs, as the case may be.

4. Security Deposit. Upon Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as a Security Deposit for the performance by Tenant of its obligations under this Lease, the amount specified in the Basic Lease Information. If Tenant is in default, then following expiration of all applicable notice and cure periods, Landlord may, but without obligation to do so, use the Security Deposit, or any portion thereof, to the extent reasonably necessary to cure the default or to compensate Landlord for all damages sustained by Landlord resulting from Tenant’s default, including, but not limited to the Enforcement Expenses. Tenant shall, within ten (10) days of written request therefor, pay to Landlord a sum equal to the portion of the Security Deposit so applied or used so as to replenish the amount of the Security Deposit held to increase such deposit to the amount initially deposited with Landlord. Within sixty (60) calendar days after the termination of this Lease, Landlord shall return the Security Deposit to Tenant, less such amounts as are reasonably necessary, as determined solely by Landlord, to remedy Tenant’s default(s) hereunder or to otherwise restore the Premises to a clean and safe condition, reasonable wear and tear excepted. If the cost to restore the Premises exceeds the amount of the Security Deposit, Tenant shall promptly deliver to Landlord any and all of such excess sums as reasonably determined by Landlord. Landlord shall not be required to keep the Security Deposit separate from other funds, and, unless otherwise required by law, Tenant shall not be entitled to interest on the Security Deposit. In no event or circumstance shall Tenant have the right to any use of the Security Deposit and, specifically, Tenant may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, Rent or any portion thereof. Tenant waives (i) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Landlord (a) to offset Rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Landlord before or after termination of this Lease. Provided that Tenant has not been in default of this Lease beyond the applicable notice and cure period, upon the twenty-fifth (25) month of the Term, the then-current Security Deposit shall be reduced by the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00), such that the Security Deposit shall be equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for the remainder of the third year of the Term. Upon the thirty-seventh (37th) month of the Term, Tenant shall deliver funds in the amount of Forty-Four Thousand Nine Hundred Forty-One and 89/100 Dollars ($44,941.89) and the Security Deposit shall be equal to Two Hundred Ninety-Four Thousand Nine Hundred Forty-One and 89/100 Dollars ($294,941.89) for the remainder of the Term.

Lessee, at Lessee’s option, may substitute a portion of the cash held by Lessor as the Security Deposit by depositing with Lessor an unconditional and irrevocable letter of credit in the form required herein (the “Letter of Credit”), as security for the full and faithful performance of each and every obligation of Lessee under this Lease; provided, however, at all times during the Term, except during the third (3rd) year of the Term, the Lessee shall have a Security Deposit in the form of cash held by Lessor in an amount equal to no less than Two Hundred Ninety-Four Thousand Nine Hundred Forty-One and 89/100 Dollars ($294,941.89) (the “Minimum Cash Requirement”). The Letter of Credit, together with (1) any cash from time to time held by Lessor as part of the security deposit following a draw on the Letter of Credit or (2) any cash from time to time held by Lessor as part of the security deposit under this Section 4, is referred to herein as the “Security Deposit.” The Letter of Credit shall be in the form and containing the terms required herein, running in favor of Lessor and issued by Comerica Bank, or another solvent, nationally recognized bank reasonably approved by Lessor and in a form reasonably satisfactory to Lessor. The Letter of Credit, and each subsequent replacement Letter of Credit shall: (1) be payable on demand, irrevocable, and unconditional; (2) be maintained in effect, whether through renewal or extension, for the period from the Lease Commencement Date and continuing until the date that is sixty (60) days after the expiration of the Term (“Letter of Credit Expiration Date”), and provide for automatic renewals of one-year periods unless the issuer has provided Lessor written notice of non-renewal at least sixty (60) days prior to the then expiration date, in which case Lessee shall deliver a replacement Letter of Credit or certificate of renewal or extension to Lessor at least thirty (30) days before the expiration of the Letter of Credit then held by Lessor, without any action whatsoever on the part of Lessor; (3) be fully assignable and transferable at no cost to Lessor by Lessor, its successors, and assigns; (4) permit partial draws and multiple presentations and drawings; (5) be honored by the bank issuing the same regardless of whether Lessee disputes Lessor’s right to draw on the Letter of Credit; and (6) be otherwise subject to Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (UCP600), or International Standby Practices— ISP98, International Chamber of Commerce Publication No. 590. Failure by Lessee to deliver cash or any replacement Letter of Credit as required above shall entitle Lessor to draw under the outstanding Letter(s) of Credit and to retain the entire proceeds thereof for application as the Security Deposit under this Lease. If at any time during the Term of this Lease, the bank or financial institution that issues the Letter of Credit is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi-governmental institution, then following written notice from Lessor, Lessee shall have twenty (20) days to replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Lessor in Lessor’s reasonable discretion. If Lessee does not replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Lessor within such twenty (20) day period, then notwithstanding anything in the Lease to the contrary, Lessor shall have the right to draw upon the Letter of Credit for the full amount of the Letter of Credit. In such event, the Letter of Credit funds shall immediately become part of the “Security Deposit” under this Lease. Lessor shall not be obligated to keep any proceeds from a draw on the Letter of Credit separate from its general funds, and Lessee shall not be entitled to interest on either.

5. Tenant Improvements; Tenant Improvement Allowance. Tenant hereby accepts the Premises as suitable for Tenant’s intended use and as being in satisfactory operating order, condition and repair, “AS IS”, except for the Tenant Improvements as specified in the Work Letter. The costs of the Tenant Improvements shall be shared by Landlord and Tenant as set forth in the Work Letter. Tenant acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Premises for the conduct of Tenant’s business or for any other purpose, including without limitation, any storage incidental thereto. Any exception to the foregoing provisions must be made by express written agreement by both parties.

6. Additional Rent. It is intended by Landlord and Tenant that this Lease be a “triple net lease.” The costs and expenses described in this Section 6 and all other sums, charges, costs and expenses expressly specified in this Lease other than Base Rent are to be paid by Tenant to Landlord as additional rent (collectively, “Additional Rent”) commencing as of the Commencement Date and continuing for the Term of this Lease. Operating Expenses: In addition to the Base Rent set forth in Section 3, Tenant shall pay Tenant’s Share, which is specified in the Basic Lease Information, of all Operating Expenses as Additional Rent. The term “Operating Expenses” as used herein shall mean all amounts, expenses and costs of whatever nature paid or payable by Landlord in connection with the ownership, security insurance, control, administration (including, without limitation concierge services, if any), maintenance, repair, replacement and operation of the Premises, the Building and the lot upon which the Building is located, and where applicable, of the Park referred to in the Basic Lease Information, all related improvements thereto and thereon and all machinery, equipment, landscaping, fixtures and other facilities, including personal property and all costs associated with maintaining any certification(s) achieved by the Building, as may now or hereafter exist in or on the Building. Tenant’s Share of Operating Expenses for the Park shall be equal to 16.58%. These Operating Expenses may include, but are not limited to: Landlord’s cost of repairs to, and maintenance of, the roof, the roof membrane and the exterior walls of the Building;

6.1.1 Landlord’s cost of maintaining the outside paved area, landscaping and other common areas for the Park. The term “Common Areas” shall mean those areas and facilities within the Park, exclusive of the Premises and the other portions of the Park leasable exclusively to other tenants, which Tenant shall have the non-exclusive right to use in common with other tenants in the Park and those portions of the Park which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Park.

6.1.2 Landlord’s annual cost of commercially reasonable insurance insuring against fire and extended coverage (including, if Landlord elects, “all risk” or “special purpose” coverage) and all other insurance reasonably determined by Landlord, including, but not limited to, earthquake, flood and/or surface water endorsements for the Building, the lot upon which the Building is located and the Park (including the Common Areas), rental value insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least six (6) months commencing on the date of loss, and subject to the provisions of Section 27 below, any deductible provided however, any earthquake insurance deductible in excess of One Hundred Thousand Dollars ($100,000) shall be amortized over the remainder of the Term;

6.1.3 Landlord’s cost of: (i) modifications and/or new improvements to the Building, the Common Areas and/or the Park occasioned by any rules, laws or regulations effective subsequent to the Commencement Date; (ii) reasonably necessary replacement improvements to the Building, the Common Areas and the Park after the Commencement Date; and (iii) new improvements to the Building, the Common Areas and/or the Park that reduce operating costs or improve life/safety conditions, all as reasonably determined by Landlord (collectively “Permitted Capital Costs”); provided, however, that except for capital improvements required because of Tenant’s specific use of the Premises, if Landlord is required to or voluntarily makes such capital improvements as defined in accordance with generally accepted accounting principles, Landlord shall amortize the cost of said improvements over the useful life of said improvements as reasonably determined by

Landlord (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Landlord’s bank line of credit at the time of completion of said improvements, but in no event in excess of ten percent (10%) per annum) as an Operating Expense, except that with respect to capital improvements made to save Operating Expenses such amortization shall not be at a rate greater than the actual savings in Operating Expenses.

6.1.4 If Landlord elects to so procure, Landlord’s cost of preventative maintenance, and repair contracts including, but not limited to, contracts for elevator systems and heating, ventilation and air conditioning systems, lifts for disabled persons, and trash or refuse collection;

6.1.5 Landlord’s cost of security and fire protection services for the Building and/or the Park, as the case may be, if in Landlord’s sole discretion such services are provided;

6.1.6 Landlord’s cost of supplies, equipment, rental equipment and other similar items used in the operation and/or maintenance of the Park;

6.1.7 Landlord’s cost for the repairs and maintenance items set forth in Section 11.2 below;

6.1.8 The management fee charged for the management of the Building which shall not exceed three percent (3%) of the total gross receipts received by Landlord from operating the Building, including Base Rent and Additional Rent;

6.1.9 Any wages, bonuses or other compensation of building engineer and property accountant, which amount shall be prorated on the basis of a per square foot basis to the extent such services are not provided exclusively to the Building; and

6.1.10 Operating Expenses shall also include any other expense or charge, whether or not described herein not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, and repairing the Property.

6.1.11 The following shall be excluded from the definition of Operating Expenses: costs occasioned by the act, omission or violation of law by Landlord, any other occupant of the Building or the Park, or their respective agents, employees or contractors; costs for which Landlord receives reimbursement from others, including reimbursement from insurance (provided that Landlord shall use commercially reasonable efforts to collect such amounts); (c) rent, interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Building, or the Park; (d) advertising or promotional costs or other costs incurred by Landlord in procuring tenants for the Building or other portions of the Park; (e) costs incurred in repairing, maintaining or replacing any structural elements of the Park for which Landlord is responsible pursuant to Section 11.3 hereof; (f) any wages, bonuses or other compensation of employees above the grade of building manager and any executive salary of any officer or employee of Landlord or for employees to the extent not stationed at the Park; (g) general office overhead and general and administrative expenses of Landlord, except as specifically provided herein; (h) leasing expenses and broker commissions payable by Landlord; (i) costs occasioned by casualties or by the exercise of the power of eminent domain; (j) costs to correct any construction defect in the Building or the Premises existing on the Commencement Date; (k) costs of any renovation, improvement, painting or redecorating of any portion of the Property or the Park not made available for Tenant’s use and/or benefit; (l) costs incurred in connection with negotiations or disputes with any other occupant of the Park and costs arising from the violation by Landlord or any other occupant of the Park of the terms and conditions of any lease or other agreement; (m) costs incurred in connection with the presence of any Hazardous Materials on the Property or on other property in the Park that do not arise from or are not related to the intentional or negligent act or omission of Tenant or Tenant’s Representatives; (n) any management fee, administrative fee or other similar fees except as expressly provided in Section 6.1.9 above; (o) costs and expenses which would be capitalized under generally accepted accounting principles, except for Permitted Capital Costs; and (p) expense reserves; (q) any costs and expenses relating solely to another building or to the interior portions of any other building or other structures except the Building (excluding, however, such costs and expenses relating to interior portions of such other building or structures that are used as Common Areas); and (r) repairs or maintenance of areas of the Park leasable exclusively to other tenants.

When, in the reasonable determination of Landlord, any service, including, but not limited to, HVAC, electrical, janitorial and property management service, is provided disproportionately either to the Premises or to any other premises within the Building, then Operating Expenses per square foot payable hereunder may be increased or reduced, as the case may be, by Landlord’s reasonable determination of the increased or reduced cost per square foot of such disproportionate service; provided, however, that the foregoing shall not apply with Tenant leases the entire Building. Tenant shall also pay the cost of any above-standard services (including, without limitation, above-standard utility charges) and the cost of any separately metered utilities.

6.2 Tax Expenses: In addition to the Base Rent set forth in Section 3 and the Operating Expenses set forth in Section 6.1, Tenant shall pay its share, which is specified in the Basic Lease Information, of all real property taxes applicable to the land and improvements included within the lot on which the Premises are situated and one hundred percent (100%) of all personal property taxes now or hereafter assessed or levied against the Premises or Tenant’s personal property. The amount of Tenant’s Share of Tax Expenses shall be reviewed from time to time by Landlord and shall be subject to modification by Landlord if there is a change in the rentable square footage of the Premises, the Building and/or the Park. Tenant shall also pay one hundred percent (100%) of any increase in real property taxes attributable to any and all alterations, Tenant Improvements or other improvements of any kind, which are above standard improvements customarily installed for similar buildings located within the Building or the Park (as applicable), whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. The term “Tax Expenses” shall mean and include, without limitation, any form of tax and assessment (general, special, supplemental, ordinary or extraordinary), commercial rental tax, payments under any improvement bond or bonds, license fees, license tax, business license fee, rental tax, transaction tax, levy, or penalty imposed by authority having the direct or indirect power of tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof) as against any legal or equitable interest of Landlord in the Premises, the Building, the lot upon which the Building is located or the Park, as against Landlord’s right to rent or as against Landlord’s business of leasing the Premises or the occupancy of Tenant or any other tax, fee, or excise, however described, including, but not limited to, any value added tax, or any tax imposed in substitution (partially or totally) of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes. The term “Tax Expenses” shall not include (a) any franchise, estate, inheritance, gift, capital stock, net income, or excess profits tax imposed upon Landlord and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Building); (b) any items included as Operating Expenses; (c) imposed on land and improvements other than the Park; (d) resulting from the improvement of any of the Building or the Park for the sole use of Landlord or other occupants; and (e) a penalty fee imposed as a result of Landlord’s failure to pay Tax Expenses when due.

6.3 Intentionally Deleted.

6.4 Payment of Expenses: Landlord shall estimate Tenant’s Share of the Operating Expenses and Tax Expenses for the calendar year in which the Lease commences. Commencing on the Commencement Date, one-twelfth (1/12th) of this estimated amount shall be paid by Tenant to Landlord, as Additional Rent, and thereafter on the first (1st) day of each month throughout the remaining months of such calendar year. Thereafter, Landlord shall estimate such expenses as close as reasonably possible to the beginning of each calendar year during the Term of this Lease, but no later than April 1 of such year, and Tenant shall pay one-twelfth (1/12th) of such estimated amount as Additional Rent hereunder on the first (1st) day of each month during such calendar year and for each ensuing calendar year throughout the Term of this Lease. If at any time during any such calendar year, it appears to Landlord that the Operating Expenses or Tax Expenses for such year will vary from Landlord’s estimate, Landlord may, by written notice to Tenant, revise Landlord’s estimate for such year and the Additional Rent payments by Tenant for such year shall thereafter be based upon such revised estimate. Landlord shall furnish to Tenant with such revised estimate written verification showing that the actual Operating Expenses or Tax Expenses are greater than Landlord’s estimate. The increase in the monthly installments of Additional Rent resulting from Landlord’s revised estimate shall not be retroactive, but the Additional Rent for each calendar year shall be subject to adjustment between Landlord and Tenant after the close of the calendar year, as provided herein. Tenant’s obligation to pay Tenant’s Share of Operating Expenses and Tax Expenses shall survive the expiration or earlier termination of this Lease.

6.5 Annual Reconciliation: By June 30th of each calendar year, or as soon thereafter as reasonably possible Landlord shall endeavor to furnish Tenant with an accounting of actual Operating Expenses and Tax Expenses (each, a “Final Statement”). Within thirty (30) days of Landlord’s delivery of such Final Statement, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the foregoing, failure by Landlord to give such a Final Statement by such date shall not constitute a waiver by Landlord of its right to collect any of Tenant’s underpayment at any time. Landlord shall credit the amount of any overpayment by Tenant toward the next estimated monthly installment(s) of rent falling due, or where the Term of the Lease has expired, refund the amount of overpayment to Tenant. If the Term of the Lease expires prior to the annual reconciliation of expenses Landlord shall have the right to reasonably estimate Tenant’s Share of such expenses, and if Landlord determines that an underpayment is due, Tenant hereby agrees that Landlord shall be entitled to deduct such underpayment from Tenant’s Security Deposit. If Landlord reasonably determines that an overpayment has been made by Tenant, Landlord shall refund said overpayment to Tenant concurrently with the delivery of the Security Deposit to Tenant pursuant to Section 4 above. Notwithstanding the foregoing, failure of Landlord to accurately estimate Tenant’s Share of such expenses or to otherwise perform such reconciliation of expenses, including without limitation, Landlord’s failure to deduct any portion of any underpayment from Tenant’s Security Deposit, shall not constitute a waiver of Landlord’s right to collect any of Tenant’s underpayment at any time during the Term of the Lease or at any time after the expiration or earlier termination of this Lease for a period of three (3) years from such expiration or earlier termination.

6.6 Audit: After delivery to Landlord of at least thirty (30) days prior written notice and no later than ninety (90) days after delivery of Landlord’s Final Statement, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such costs and expenses for the previous one (1) calendar year covered by such Final Statement, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. The audit may only cover the immediately preceding calendar year. Tenant must provide Landlord with a copy of the final audit report promptly after completion of such review. The audit must be conducted by a certified public accountant who is either an employee of Tenant or an independent accounting firm reasonably acceptable to Landlord and any such accounting firm may not be compensated on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents. Landlord and Tenant shall use their best efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such costs and expenses. If such inspection reveals that the amount of Operating Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the inspection. If Landlord’s audit of the Operating Expenses and/or Tax Expenses for any year reveals a net overcharge of more than five percent (5%), Landlord promptly shall reimburse Tenant for the cost of the audit up to a maximum amount of Five Thousand and 00/100 ($5,000); otherwise, Tenant shall bear the cost of Tenant’s audit. Notwithstanding anything herein to the contrary, if Tenant does not notify Landlord in writing of any objection to any Final Statement within ninety (90) days after receipt thereof, then Tenant shall be deemed to have approved such determination set forth in the Final Statement and Tenant shall be deemed to have waived any such objection.

7. Utilities. Utility Expenses, Common Utility Costs and all other sums or charges set forth in this Section 7 are considered part of Additional Rent. In addition to the Base Rent set forth in Section 3 hereof and the Operating Expenses set forth in Section 6.1, Tenant shall pay the cost of all water, sewer use, sewer discharge fees and sewer connection fees, gas, heat, electricity, refuse pickup, janitorial service, telephone and other utilities billed or metered separately to the Premises and/or Tenant. Tenant shall also pay Tenant’s Share of any assessments or charges for utility or similar purposes included within any tax bill for the lot on which the Premises are situated, including, without limitation, entitlement fees, allocation unit fees, and/or any similar fees or charges, and any penalties related thereto. For any such utility fees or use charges that are not billed or metered separately to Tenant, including without limitation, water and refuse pick up charges,

Tenant shall pay to Landlord, as Additional Rent, without prior notice or demand, on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services (“Utility Expenses”). If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. In addition, Tenant shall pay to Landlord Tenant’s Share of any Common Area utility costs, fees, charges or expenses (“Common Area Utility Costs”). Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated amount of Tenant’s Share of the Common Area Utility Costs on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease and any reconciliation thereof shall be substantially in the same manner as specified in Section 6.5 above. Tenant acknowledges that the Premises may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Notwithstanding any such rationing or restrictions on use of any such utility services, Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building or the Park, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant further agrees to timely and faithfully pay, prior to delinquency, any amount, tax, charge, surcharge, assessment or imposition levied, assessed or imposed upon the Premises, or Tenant’s use and occupancy thereof. Notwithstanding anything to the contrary contained herein, if permitted by applicable Laws, Landlord shall have the right at any time and from time to time during the Term of this Lease to either contract for service from a different company or companies (each such company shall be referred to herein as an “Alternate Service Provider”) other than the company or companies presently providing electricity service for the Building or the Park (the “Electric Service Provider”) or continue to contract for service from the Electric Service Provider, at Landlord’s sole discretion. Tenant hereby agrees to cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises.

Tenant acknowledges and affirms its knowledge and understanding of Landlord’s efforts to benchmark utility consumption within the entirety of the Building. As such, Tenant authorizes Landlord, acting on behalf of the Tenant, to request that the applicable utility provider deliver directly to Landlord the necessary consumption information to enable Landlord to satisfy the requirements established by the US EPA for whole building data for the Energy Star Portfolio Manager tool. Tenant agrees to deliver such additional written authorization to Landlord as may be required or mandated by the applicable utility provider to enable delivery of the requested consumption information. Tenant further authorizes Landlord to incorporate Tenant’s utility data in the Energy Star Portfolio Manager tool, and/or such other benchmarking initiatives as Landlord actively participates in, subject only to the provision that Landlord will exercise commercially reasonable care to maintain the privacy of Tenant’s specific consumption data. Any public dissemination of such data shall be in aggregate with other Building tenants’ and occupants’ consumption data, with no direct identification of individual tenant usage. To the extent that the applicable utility provider is unable, or unwilling, to deliver the required utility consumption data as defined hereinabove, Tenant acknowledges and recognizes its obligation to deliver to Landlord that information directly, as an integral requirement of this Lease. Such information shall be delivered in the format set forth by Landlord for this purpose, on the same frequency as the invoicing received by Tenant from the utility provider for utilities consumed, unless some other frequency is agreed to in writing by Landlord and Tenant.

Notwithstanding anything in this Lease to the contrary, Landlord shall have the right to install meters, submeters and/or other energy measurement devices to the panel(s) servicing the Premises. The information collected by these devices shall be used to benchmark the Tenant’s energy consumption, with the intent to identify, and then implement, energy conservation measures. It is acknowledged by the Landlord and Tenant that increased energy efficiency and energy conservation measures serve to reduce operating expenses and to also reduce greenhouse gas emissions. Landlord and Tenant mutually agree to cooperate on implementing energy conservation measures to ensure optimal results from such efforts.

8. Late Charges. Any and all sums or charges set forth in this Section 8 are considered part of Additional Rent. Tenant acknowledges that late payment (the second day of each month or any time thereafter) by Tenant to Landlord of Base Rent, Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses, or other sums due hereunder, will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by any encumbrance against the Premises, and late charges and penalties due to the late payment of real property taxes on the Premises. Therefore, if any installment of Rent or any other sum due from Tenant is not received by Landlord, Tenant shall promptly pay to Landlord as an additional sum equal to five percent (5%) of such delinquent amount as a late charge. Any amount not paid within five (5) days after Tenant’s receipt of written notice that such amount is due shall bear interest on such delinquent amount from the date due until paid at the rate equal to the prime rate plus two percent (2%), in addition to the late charge. If Tenant delivers to Landlord a check for which there are not sufficient funds, Landlord may, at its sole option, require Tenant to replace such check with a cashier’s check for the amount of such check and all other charges payable hereunder. The parties agree that this late charge and the other charges referenced above represent a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge or other charges shall not constitute a waiver by Landlord of Tenant’s default with respect to the delinquent amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord for any other breach of Tenant under this Lease. If a late charge or other charge becomes payable for any three (3) installments of Rent within any twelve (12) month period, then Landlord, at Landlord’s option, can require the Rent be paid monthly in advance by electronic funds transfer.

9. Use of Premises.

9.1 Compliance with Laws, Recorded Matters, and Rules and Regulations: The Premises are to be used solely for the purposes and uses specified in the Basic Lease Information and for no other uses or purposes without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed so long as the proposed use (i) does not involve the use of Hazardous Materials other than as expressly permitted under the provisions of Section 29 below, (ii) does not require any additional parking in excess of the parking spaces already licensed to Tenant pursuant to the provisions of Section 24 of this Lease, and (iii) is compatible and consistent with the other uses then being made in the Park and in other similar types of buildings in the vicinity of the Park, as reasonably determined by Landlord. The use of the Premises by Tenant and its employees, representatives, agents, invitees, licensees, subtenants, customers or contractors (collectively, “Tenant’s Representatives”) shall be subject to, and at all times in compliance with, (a) any and all applicable laws, ordinances, statutes, orders and regulations as same exist from time to time (collectively, the “Laws”), (b) any and all documents, matters or instruments, including without limitation, any declarations of covenants, conditions and restrictions, and any supplements thereto, each of which has been or hereafter is recorded in any official or public records with respect to the Premises, the Building, the lot upon which the Building is located and/or the Park, or any portion thereof (collectively, the “Recorded Matters”), and (c) any reasonable rules and regulations promulgated by Landlord now or hereafter enacted relating to parking and the operation of the Premises, the Building and the Park (collectively, the “Rules and Regulations”). Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the Premises are adequate to fully meet the needs and requirements of Tenant’s intended operations of its business within the Premises, and Tenant’s use of the Premises and that same are in compliance with all applicable Laws throughout the Term of this Lease. Additionally, Tenant shall be solely responsible for the payment of all costs, fees and expenses associated with any modifications, improvements or alterations to the Premises, Building, the Common Areas and/or the Park occasioned by the enactment of, or changes to, any Laws arising from Tenant’s particular use of the Premises or alterations, improvements or additions made to the Premises by Tenant or at Tenant’s request regardless of when such Laws became effective. Except to the extent set forth in the immediately preceding sentence or in the Work Letter, Tenant shall have no obligation to correct or pay to correct any violations of Laws within the Premises, the Building or the Park existing as of the Commencement Date.

9.2 Prohibition on Use: Tenant shall not use the Premises or permit anything to be done in or about the Premises nor keep or bring anything therein which will in any way conflict with any of the requirements of the Board of Fire Underwriters or similar body now or hereafter constituted or in any way increase the existing rate of or affect any policy of fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy. No auctions may be held or otherwise conducted in, on or about the Premises, the Building, the lot upon which the Building is located or the Park without Landlord’s written consent thereto, which consent may be given or withheld in Landlord’s sole discretion. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of Landlord, other tenants or occupants of the Building, other buildings in the Park, or other persons or businesses in the area, or injure or annoy other tenants, as determined by Landlord, in its reasonable discretion, for the benefit, quiet enjoyment and use by Landlord and all other tenants or occupants of the Building or other buildings in the Park; nor shall Tenant cause, maintain or permit any private or public nuisance in, on or about the Premises, Building, Park and/or the Common Areas, including, but not limited to, any offensive odors, noises, fumes or vibrations. Tenant shall not damage or deface or otherwise commit or suffer to be committed any waste in, upon or about the Premises. Tenant shall not place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies, personal property or any other items or goods outside of the Premises for any period of time. Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises.

Tenant shall place no loads upon the floors, walls, or ceilings in excess of the maximum designed load permitted by the applicable Uniform Building Code or which may damage the Building or outside areas; nor place any harmful liquids in the drainage systems; nor dump or store waste materials, refuse or other such materials, or allow such to remain outside the Building area, except for any non-hazardous or non-harmful materials which may be stored in refuse dumpsters or in any enclosed trash areas provided. If Tenant fails to comply with such Laws, Recorded Matters, Rules and Regulations or the provisions of this Lease, in addition to all rights and remedies of Landlord hereunder including, but not limited to, the payment by Tenant to Landlord of all Enforcement Expenses and Landlord’s costs and expenses, if any, to cure any of such failures of Tenant, if Landlord, at its sole option, elects to undertake such cure.

10. Alterations and Additions; and Surrender of Premises.

10.1 Alterations and Additions: Tenant may, from time to time, at its own cost and expense and without the consent of Landlord make nonstructural alterations to the interior of the Premises that do not affect or penetrate the structural portions of the Premises or the Building, the roof or exterior appearance of the Premises or Building, materially or adversely affect any mechanical, electrical, plumbing, sewer, life safety, HVAC or other system in the Building and the cost of which in any one instance is Fifty Thousand Dollars ($50,000) or less, and the aggregate cost of all such work during the Term does not exceed One Hundred Fifty Thousand Dollars ($150,000), provided Tenant first notifies Landlord in writing of any such nonstructural alterations and otherwise complies with the terms of this Section 10 and all applicable Laws, Building regulations and Landlord’s engineering and design requirements for the Building, as applicable (collectively, “Cosmetic Alterations”). Otherwise, Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions to the Premises (“Alterations”) without the prior written consent of Landlord. If any which consent shall not be unreasonably withheld, conditioned or delayed unless such proposed Alterations affect or propose to penetrate the structural portions of the Premises or the Building, the roof or exterior appearance of the Premises or Building, materially or adversely affect any mechanical, electrical, plumbing, sewer, life safety, HVAC or other system in the Building, in which case Landlord’s consent may be withheld in Landlord’s sole and absolute discretion. Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction of any Alterations or Cosmetic Alterations, sufficient to enable Landlord to post a Notice of Non-Responsibility. In all events, Tenant shall deliver to Landlord a complete set of plans and specifications for such work and shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be installed by a licensed contractor reasonably approved by Landlord (except for Alteration which do not require Landlord’s consent), at Tenant’s sole expense in compliance with all applicable Laws (including, but not limited to, the ADA as defined herein), Recorded Matters, and Rules and Regulations. If any alterations exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in cost in any one instance, or exceed the aggregate cost of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) during the Term, Tenant shall employ, at Tenant’s expense, Tarlton Properties, Inc. as construction manager for such alterations at a fee equal to four and five tenths percent (4.5%) of the first Two Hundred Fifty Thousand Dollars ($250,000.00) of hard construction costs (i.e., the amounts paid to any general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the alterations or improvements) and then four percent (4%) of such hard construction costs in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. As a condition to Landlord’s consent to the installation of any fixtures, additions or other improvements, Landlord may require Tenant to remove any such installations or improvements prior to the expiration of the Term and restore the Premises to its condition prior to such installations or improvements, at Tenant’s expense and may require Tenant to post and obtain a completion and indemnity bond for up to one hundred fifty percent (150%) of the cost of the work and may require the Alteration to be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency and in all cases, Tenant shall ensure Alterations made on its behalf shall not cause any negative impact to any existing energy and/or sustainability related to certification(s) such as LEED or ENERGY STAR, and should such negative impact result from an Alteration, Tenant, at its sole cost and expense, shall cause such modification to the Alteration as are necessary to correct the negative impact. Landlord shall advise Tenant in writing at the time consent is granted (or with respect to a Cosmetic Alterations within ten (10) days from notice) whether Landlord requires Tenant to remove any alterations from the Premises prior to the expiration or sooner termination of the Lease. Tenant shall have no obligation to remove the Tenant Improvements.

10.2 Surrender of Premises: Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with the fixtures (other than trade fixtures), the Mobile Benches (as defined in the Work Letter), Alterations unless Landlord has notified Tenant, in writing, that Landlord will require Tenant to remove as provided above, to Landlord in good condition and repair (including, but not limited to, replacing all light bulbs and ballasts not in good working condition) and in the condition in which the Premises existed as of the Commencement Date, except for reasonable wear and tear, casualty and condemnation. Reasonable wear and tear shall not include any damage or deterioration to the floors of the Premises arising from the use of forklifts in, on or about the Premises (including, without limitation, any marks or stains of any portion of the floors), any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease or any deterioration in the condition or diminution of the value of any portion of the Premises, the Building, the lot upon which the Building is located and/or the Park in any manner whatsoever related to directly, or indirectly, Hazardous Materials as a result of the intentional or negligent acts or omissions of Tenant or any of Tenant’s Representatives. Unless Landlord requests, in writing, that Tenant not remove some or all of such fixtures (other than trade fixtures), additions or improvements, then upon such termination of this Lease, Tenant shall remove all tenant signage, trade fixtures, furniture, furnishings, personal property, additions, alterations, and other improvements installed by, or on behalf of Tenant and situated in or about the Premises if (a) Landlord’s consent thereto was conditioned upon such removal and restoration from the Premises or (b) if Tenant made any such additions, alterations or other improvements without obtaining Landlord’s prior written consent in breach of Section 10.1. Tenant shall repair any damage caused by the installation or removal of such signs, trade fixtures, furniture, furnishings, fixtures, additions and improvements which are to be removed from the Premises by Tenant hereunder. Tenant shall ensure that the removal of such items and the repair of the Premises will be completed prior to such termination of this Lease. Notwithstanding anything to the contrary herein, Tenant shall, within twenty-four hours after the expiration of this Lease, at Tenant’s expense and in compliance with the National Electric Code and other applicable laws, remove all electronic, fiber, phone and data cabling and related equipment that has been installed by or for the exclusive benefit of Tenant in or around the Premises (collectively, the “Cabling”); provided, however, Tenant shall not remove such Cabling if Tenant receives a written notice from Landlord at least fifteen (15) days prior to the expiration of the Lease authorizing such Cabling to remain in place, in which event the Cabling shall be surrendered with the Premises upon the expiration of the Lease.

11. Repairs and Maintenance.

11.1 Tenant’s Repairs and Maintenance Obligations: Except for those portions of the Building to be maintained by Landlord, as provided in Sections 11.2 and 11.3 below, Tenant shall, at Tenant’s sole cost and expense, keep and maintain the Premises and the adjacent dock and staging areas, in good, clean and safe condition and repair to the reasonable satisfaction of Landlord including, but not limited to, repairing any damage caused by Tenant or Tenant’s Representatives and replacing any property so damaged by Tenant or Tenant’s Representatives (subject to Section 13 below). Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining, repairing and replacing (a) all electrical wiring and equipment serving the Premises, (b) all interior lighting (including, without limitation, light bulbs and/or ballasts) and exterior lighting serving the Premises or adjacent to the Premises, (c) all glass, windows, window frames, window casements, skylights, interior and exterior doors, door frames and door closers, (d) all roll-up doors, ramps and dock equipment, including without limitation, dock bumpers, dock plates, dock seals, dock levelers and dock lights, (e) all tenant signage, (f) security systems, (g) all partitions, fixtures, equipment, interior painting, and interior walls and floors of the Premises and every part thereof (including, without limitation, any demising walls contiguous to any portion of the Premises).

11.2 Reimbursable Repairs and Maintenance Obligations: Subject to the provisions of Sections 6 and 9 of this Lease and except for (i) the obligations of Tenant set forth in Section 11.1 above, and (ii) the obligations of Landlord set forth in Section 11.3 below, Landlord agrees, at Landlord’s expense, subject to reimbursement pursuant to Section 6 above, to keep in good repair including without limitation, the plumbing and mechanical systems of the Premises, all mechanical systems, heating, ventilation and air conditioning systems serving the Premises and the Building, sprinkler systems, fire protection systems for the Building, the roof, roof membranes, exterior walls of the Building, signage (exclusive of tenant signage), and exterior electrical wiring and equipment, exterior lighting, exterior glass, exterior doors/entrances and door closers, exterior window casements, exterior painting of the Building (exclusive of the Premises), and underground utility and sewer pipes outside the exterior walls of the Building. In addition, Landlord shall perform, subject to reimbursement pursuant to Section 6, any required replacement of any portion of the Premises which is of a capital nature. For purposes of this Section 11.2, the term “exterior” shall mean outside of and not exclusively serving the Premises. Subject to reimbursement for the cost thereof in accordance with the provisions to Section 6 above, Landlord shall procure and maintain (a) the heating, ventilation and air condition systems preventive maintenance and repair contract(s); such contract(s) to be on a bi-monthly or quarterly basis and (b) the fire and sprinkler protection services and preventive maintenance and repair contract(s) to be on bi-monthly or quarterly basis.

11.3 Landlord’s Repairs and Maintenance Obligations: Landlord agrees, at Landlord’s sole cost and expense (except for repairs rendered necessary by the intentional or negligent acts or omissions of Tenant or any of Tenant’s Representatives which shall be subject to Section 13 below), to (a) keep in good repair the structural portions of the floors, foundations and exterior perimeter walls of the Building (exclusive of glass and exterior doors), and (b) replace the structural portions of the roof of the Building (excluding the roof membrane) as, and when, Landlord determines such replacement to be necessary in Landlord’s reasonable discretion.

11.4 Tenant’s Failure to Perform Repairs and Maintenance Obligations: Except for normal maintenance and repair of the items described above, Tenant shall have no right of access to or right to install any device on the roof of the Building nor make any penetrations of the roof of the Building without the express prior written consent of Landlord. If Tenant refuses or neglects to repair and maintain the Premises properly as required herein and to the reasonable satisfaction of Landlord, Landlord may, but without obligation to do so, at any time make such repairs and/or maintenance without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property, or to Tenant’s business by reason thereof, except to the extent any damage is caused by the willful misconduct or gross negligence by Landlord or its authorized agents and representatives. In the event Landlord makes such repairs and/or maintenance, upon completion thereof Tenant shall pay to Landlord, as additional rent, the Landlord’s costs for making such repairs and/or maintenance, upon presentation of a bill therefor, plus any Enforcement Expenses. The obligations of Tenant hereunder shall survive the expiration of the Term of this Lease or the earlier termination thereof. Tenant hereby waives any right to repair at the expense of Landlord under any applicable Laws now or hereafter in effect respecting the Premises.

11.5 Landlord’s Failure to Perform Repair and Maintenance Obligations: Tenant has advised Landlord that Tenant must maintain certain CLIA certifications relating to the Permitted Use of the Premises and that if Landlord fails to complete necessary repairs and/or maintenance to the Building that Landlord is obligated to perform under the terms and conditions of this Lease, such failure may invalidate Tenant’s certification (the “Certification”). Landlord shall have no liability to Tenant arising out of or in connection with Tenant’s inability to obtain or maintain such Certification. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice to Landlord (the “First Notice”) of necessary repair and/or maintenance to the Premises that Landlord is obligated to perform under Sections 11.2 or Section 11.3 above which are critical to Tenant’s maintenance of the Certification necessary for Tenant’s use of the Premises for the Permitted Use, and Landlord thereafter fails to perform such repair or maintenance within three (3) days after Landlord’s receipt of the First Notice from Tenant, then Tenant may, upon an additional three (3) days’ prior written notice to Landlord and opportunity to commence a cure, which notice must state in bold-faced, all capital letters “FAILURE TO COMMENCE A CURE WITHIN 3 DAYS FOLLOWING RECEIPT OF THIS NOTICE WILL RESULT IN THE EXERCISE OF SELF-HELP RIGHTS” (the “Second Notice”) perform Landlord’s repair or maintenance obligations the subject of Tenant’s notice. In no event shall Tenant be permitted to complete any maintenance or repair work to the structural portions of the Building or the roof of the Building or complete any replacements of a capital nature. If such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such three (3) day period following Landlord’s receipt of the Second Notice and Tenant elects to perform Landlord’s repair or maintenance obligations, then Tenant shall (subject to the below terms and conditions) be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable costs and expenses in taking such action within thirty (30) days after the date Landlord receives a bill therefor accompanied by invoices or other documentation to substantiate the amount paid by Tenant with a reasonably particularized breakdown of its costs and expenses in connection with taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building. In the event that Tenant exercises it self-help rights under this Section 11.5, Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs, expenses, damages, awards and/or proceedings arising as a result of Tenant’s performance of its self-help rights (including, without limitation, personal injuries, damage to property and interference with use or occupancy of the Building by tenants or occupants of the Building or their invitees). The obligations set forth in this Section 11.5 shall survive the expiration of the Term of this Lease or the earlier termination thereof.

12. Insurance.

12.1 Types of Insurance: Tenant shall maintain in full force and effect at all times during the Term of this Lease, at Tenant’s sole cost and expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Landlord and its lender(s) which afford the following coverages: (i) worker’s compensation: statutory limits; (ii) employer’s liability, as required by law, with a minimum limit of $100,000 per employee and $500,000 per occurrence; (iii) site liability pollution policy insuring the Premises, with a minimum amount limit of $1,000,000 per occurrence under and annual or multi-year policy; and (iv) commercial general liability insurance (occurrence form) providing coverage against any and all claims for bodily injury and property damage occurring in, on or about the Premises arising out of Tenant’s and Tenant’s Representatives’ use and/or occupancy of the Premises or occasioned by any occurrence in, on, about or related to the Premises. Such insurance shall include coverage for blanket contractual liability, fire damage, premises, personal injury, personal and advertising, and a plate-glass rider to provide coverage for all glass in, on or about the Premises including, without limitation, skylights. Such commercial liability insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with a Four Million Dollar ($4,000,000) aggregate limit and excess/umbrella insurance in the amount of Four Million Dollars ($4,000,000). If Tenant has other locations which it owns or leases, the policy shall include an aggregate limit per location endorsement. If necessary, as reasonably determined by Landlord, Tenant shall provide for restoration of the aggregate limit; (v) comprehensive automobile liability insurance: a combined single limit of not less than $2,000,000 per occurrence and insuring Tenant against liability for claims arising out of the ownership, maintenance, or use of any owned, hired or non-owned automobiles; (vi) “all risk” or “special purpose” property insurance, including without limitation, earthquake sprinkler leakage, boiler and machinery comprehensive form, if applicable, covering damage to or loss of any personal property, trade fixtures, inventory, fixtures and equipment located in, on or about the Premises, and in addition, business interruption of Tenant, together with, if the property of Tenant’s invitees is to be kept in the Premises, warehouser’s legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitees and located in the Premises. Such insurance shall be written on a replacement cost basis (without deduction for depreciation) in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the items referred to in this subparagraph (v); and (vi) such other insurance as may otherwise be required of all tenants or by any of Landlord’s lenders or joint venture partners.

12.2 Insurance Policies: Insurance required to be maintained by Tenant shall be written by companies (i) licensed to do business in the State of California, (ii) domiciled in the United States of America, and (iii) having a “General Policyholders Rating” of at least A:VIII (or such higher rating as may be required by a lender having a lien on the Premises) as set forth in the most current issue of “A.M. Best’s Rating Guides.” Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder prior to the Commencement Date or prior to any early access to the Premises in accordance with Section 2.2 above. Tenant shall, at least ten (10) days prior to expiration of each policy, furnish Landlord with certificates of renewal or “binders” thereof. If available, each policy shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord). Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Lease under a blanket insurance policy, provided such blanket policy expressly affords coverage for the Premises and for Landlord as required by this Lease.

12.3 Additional Insureds and Coverage: Landlord, any property management company and/or agent of Landlord for the Premises, the Building, the lot upon which the Building is located or the Park, and any lender(s) of Landlord having a lien against the Premises, the Building, the lot upon which the Building is located or the Park shall be named as additional insureds under all of the policies required in Section 12.1(iii) above. Additionally, such policies shall provide for severability of interest. All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Landlord. Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. It is the parties’ intention that the insurance to be procured and maintained by Tenant as required herein shall provide coverage for any and all damage or injury arising from or related to Tenant’s operations of its business and/or Tenant’s or Tenant’s Representatives’ use of the Premises and/or any of the areas within the Park, whether such events occur within the Premises (as described in Exhibit A hereto) or in any other areas of the Park. It is not contemplated or anticipated by the parties that the aforementioned risks of loss be borne by Landlord’s insurance carriers, rather it is contemplated and anticipated by Landlord and Tenant that such risks of loss be borne by Tenant’s insurance carriers pursuant to the insurance policies procured and maintained by Tenant as required herein.

12.4 Failure of Tenant to Purchase and Maintain Insurance: In the event Tenant does not purchase the insurance required in this Lease or keep the same in full force and effect throughout the Term of this Lease (including any renewals or extensions), Landlord may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor. If Landlord so elects to purchase such insurance, Tenant shall promptly pay to Landlord as Additional Rent, the amount so paid by Landlord, upon Landlord’s demand therefor. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all Enforcement Expenses and damages which Landlord may sustain by reason of Tenant’s failure to obtain and maintain such insurance. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses, damages and costs resulting from such failure.

12.5 Landlord’s Insurance: Landlord shall obtain and carry in Landlord’s name, as insured, as an Operating Expense to the extent provided in Section 6, during the Term, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one (1) year), flood insurance, public liability and property damage insurance, and insurance against such other risks or casualties as Landlord shall reasonably determine, including, but not limited to, insurance coverages required of Landlord by the beneficiary of any deed of trust which encumbers the Premises, including earthquake insurance coverage insuring Landlord’s interest in the Premises, Building and Park (including the Tenant Improvements and Alterations to the Premises constructed by or on behalf of Tenant in accordance with Section 10.1 above) in an amount not less than the full replacement cost of the Building. The proceeds of any such insurance shall be payable solely to Landlord and Tenant shall have no right or interest therein. Landlord shall have no obligation to insure against loss by Tenant to the Tenant’s equipment, fixtures, furniture, inventory, or other personal property of Tenant in or about the Premises occurring from any cause whatsoever.

13. Waiver of Subrogation. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other and any and all subtenants permitted to be added under this Lease from time to time for any loss of, or damage to, either parties’ property to the extent that such loss or damage is due to a risk insured by an insurance policy required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party and any and all subtenants permitted to be added under this Lease from time to time. This provision is intended to waive fully, and for the benefit of the parties hereto and any and all subtenants permitted to be added under this Lease from time to time, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Tenant and Landlord pursuant to Section 12 of this Lease shall include, without limitation, a waiver of subrogation endorsement attached to the certificate of insurance. The provisions of this Section 13 shall not apply in those instances in which such waiver of subrogation would invalidate such insurance coverage or would cause either party’s insurance coverage to be voided or otherwise uncollectible.

14. Limitation of Liability and Indemnity. Except to the extent of damage resulting from the sole active gross negligence or willful misconduct of Landlord or its authorized representatives, Tenant agrees to protect, defend (with counsel acceptable to Landlord) and hold Landlord and Landlord’s lenders, partners, members, property management company (if other than Landlord), agents, directors, officers, employees, representatives, contractors, shareholders, successors and assigns and each of their respective partners, members, directors, employees, representatives, agents, contractors, shareholders, successors and assigns (collectively, the “Indemnitees”) harmless and indemnify the Indemnitees from and against all liabilities, damages, claims, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, (i) Tenant’s or Tenant’s Representatives’ use of the Premises, Building and/or the Park, (ii) the conduct of Tenant’s business, (iii) from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, (iv) in any way connected with the Premises or with the improvements or personal property therein, including, but not limited to, any liability for injury to person or property of Tenant, Tenant’s Representatives, or third party persons, and/or (v) Tenant’s failure to perform any covenant or obligation of Tenant under this Lease. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.

Subject to the provisions of this Lease, except to the extent of damage resulting from the negligence or willful misconduct of Tenant or Tenant’s authorized representatives, or Tenant’s breach of this Lease, Landlord shall indemnify, defend and hold harmless Tenant from all Claims arising from the gross negligence or willful misconduct by Landlord, its agents or employees, or any other persons entering upon the Premises under expressed or implied invitation of the Landlord. The provisions of this section shall survive the expiration or termination of this Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination.

Except to the extent of damage resulting from the gross negligence or willful misconduct of Landlord or its authorized representatives by Landlord, to the fullest extent permitted by law, Tenant agrees that neither Landlord nor any of Landlord’s lender(s), partners, members, employees, representatives, legal representatives, successors or assigns shall at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, liability, injury, death or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person(s) whomsoever who may at any time be using, occupying or visiting the Premises, the Building or the Park, including, but not limited to, any acts, errors or omissions by or on behalf of any other tenants or occupants of the Building and/or the Park. Tenant shall not, in any event or circumstance, be permitted to offset or otherwise credit against any payments of Rent required herein for matters for which Landlord may be liable hereunder. Landlord and its authorized representatives shall not be liable for any interference with light or air, or for any latent defect in the Premises or the Building.

15. Assignment and Subleasing.

15.1 Prohibition: Except as otherwise provided in this Section, Tenant shall not assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease (collectively, “assignment”), in whole or in part, whether voluntarily or involuntarily or by operation of law, nor sublet or permit occupancy by any person other than Tenant of all or any portion of the Premises without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant hereby agrees that Landlord may withhold its consent to any proposed sublease or assignment if the proposed sublessee or assignee or its business is subject to compliance with additional requirements of the ADA (defined below) and/or Environmental Laws (defined below) beyond those requirements which are applicable to Tenant, unless the proposed sublessee or assignee shall (a) first deliver plans and specifications for complying with such additional requirements and obtain Landlord’s written consent thereto, and (b) comply with all Landlord’s conditions for or contained in such consent, including without limitation, requirements for security to assure the lien-free completion of such improvements. If Tenant seeks to sublet or assign all or any portion of the Premises, Tenant shall deliver to Landlord at least ten (10) days prior to the proposed commencement of the sublease or assignment (the “Proposed Effective Date”) the following: (i) the name of the proposed assignee or sublessee; (ii) such information as to such assignee’s or sublessee’s financial responsibility and standing as Landlord may reasonably require; and (iii) the aforementioned plans and specifications, if any.

Within ten (10) days after Landlord’s receipt of a written request from Tenant that Tenant seeks to sublet or assign all or any portion of the Premises, Landlord shall notify Tenant in writing that Landlord (a) elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; (b) refuses such consent, specifying reasonable grounds for such refusal; or (c) elects to recapture the space described in the sublease or assignment, as applicable, except with respect to a Permitted Transferee (as defined in Section 15.4), if the sublease or assignment (1) by itself or taken together with prior sublease(s) or partial assignment(s) covers or totals, as the case may be, more than fifty percent (50%) of the rentable square feet of the Premises and (2) is for a term greater than fifty percent (50%) of the period remaining in the Term of this Lease as of the time of the Proposed Effective Date. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed sublease or assignment space, or, if the proposed sublease or assignment space covers all the Premises, it shall serve to terminate the entire term of this Lease in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any part thereof. If this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of square feet retained by Tenant to the square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect. Each assignment or sublease agreement to which Landlord has consented shall be an instrument in writing and in form reasonably satisfactory to Landlord, and shall include a provision whereby such instrument is and shall be subject and subordinate to the provisions of this Lease, and, except as otherwise set forth in a sublease approved by Landlord, agrees to perform all of the obligations of Tenant hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased). As Additional Rent hereunder, Tenant shall reimburse Landlord for reasonable legal and other out-of-pocket expenses incurred by Landlord in connection with any actual or proposed assignment or subletting. Each permitted assignee shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the term of this Lease. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. Tenant hereby acknowledges and agrees that it understands that Landlord’s accounting department may process and accept Rent payments without verifying that such payments are being made by Tenant, a permitted sublessee or a permitted assignee in accordance with the provisions of this Lease. Although such payments may be processed and accepted by such accounting department personnel, any and all actions or omissions by the personnel of Landlord’s accounting department shall not be considered as acceptance by Landlord of any proposed assignee or sublessee nor shall such actions or omissions be deemed to be a substitute for the requirement that Tenant obtain Landlord’s prior written consent to any such subletting or assignment, and any such actions or omissions by the personnel of Landlord’s accounting department shall not be considered as a voluntary relinquishment by Landlord of any of its rights hereunder nor shall any voluntary relinquishment of such rights be inferred therefrom. For purposes hereof, in the event Tenant is a corporation, partnership, joint venture, trust or other entity other than a natural person, any change in the direct or indirect ownership of Tenant (whether pursuant to one or more transfers) which results in a change of more than fifty percent (50%) in the direct or indirect ownership of Tenant (each a “Change of Control”) shall be deemed to be an assignment within the meaning of this Section 15 and shall be subject to all the provisions hereof.

Notwithstanding the foregoing, provided that Tenant is not in default hereunder past any applicable cure period, Tenant may, without Landlord’s prior written consent, conduct a Change of Control provided that following each such Change of Control, Tenant shall have a current verifiable net worth at least equal to or greater than that of Tenant immediately prior to such Change of Control. Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant except to a Permitted Transferee (as defined in Section 15.4 below) or unless expressly authorized in writing by Landlord.

15.2 Excess Sublease Rental or Assignment Consideration. In the event of any sublease or assignment of all or any portion of the Premises where the rent or other consideration provided for in the sublease or assignment either initially or over the term of the sublease or assignment exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease, after deducting only (a) a standard leasing commission payable by Tenant in consummating such assignment or sublease, (b) the cost of reasonable tenant improvements required for a sublease, provided that the drawings for such tenant improvements and the cost thereof are approved in writing by Landlord pursuant to this Lease, and (c) reasonable attorneys’ fees incurred by Tenant in negotiating and reviewing the assignment or sublease documentation, then Landlord may require that Tenant shall pay the Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of the amount of such excess of each such payment of rent or other consideration in excess of the Rent called for hereunder.

15.3 Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee, or failure by Landlord to take action against any assignee or sublessee, Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

15.4 Permitted Transferee. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent and without any right to terminate the Lease or a portion of the Premises as provided in Section 15.1 above or any participation by Landlord in assignment and subletting proceeds as provided in Section 15.2 above, sublet a portion or the entire Premises or assign this Lease to a parent, subsidiary, affiliate, division or corporation controlled or under common control with Tenant (“affiliate”), or to a successor corporation related to Tenant by merger, consolidation or reorganization, or to a purchaser of substantially all of Tenant’s business operations conducted on the Premises (all of the foregoing to be collectively referred to herein as “Permitted Transferee”), provided that any such assignee or sublessee shall have a current verifiable net worth at least equal to that of Tenant immediately prior to the effective date of the sublease or assignment, or, if less, financial resources sufficient, in Landlord’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable. Tenant’s foregoing rights in this Section 15.4 to assign this Lease or to sublease a portion of the entire Premises shall be subject to the following conditions: (a) Tenant shall not be in default hereunder past any applicable cure period; (b) in the case of an assignment or subletting to an affiliate, Tenant shall remain liable to Landlord hereunder if Tenant is a surviving entity; and (c) the transferee or successor entity shall expressly assume in writing all of Tenant’s obligations hereunder.

16. Ad Valorem Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and personal property located and/or installed on or in the Premises by, or on behalf of, Tenant; and if requested by Landlord, Tenant shall promptly deliver to Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord.

17. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any bona fide mortgagee or deed of trust beneficiary with a lien on all or any portion of the Premises or any ground lessor with respect to the land of which the Premises are a part, the rights of Tenant under this Lease and this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both, and (ii) the lien of any mortgage or deed of trust which may hereafter be executed in any amount for which the Building, the lot upon which the Building is located, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security; provided however, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from the beneficiary of any deed of trust executed by Landlord as trustor after the date of this Lease, such SNDA to be on such beneficiary’s form and reasonably satisfactory to Tenant. As of the date hereof, there is no deed of trust encumbering the Building or the lot upon which the Building is located. Notwithstanding anything to the contrary in this Section 17, Landlord or any such ground lessor, mortgagee, or any beneficiary shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination and upon the request of such successor to Landlord, attorn to and become the Tenant of the successor in interest to Landlord, provided such successor in interest will not disturb Tenant’s use, occupancy or quiet enjoyment of the Premises so long as Tenant is not in default of the terms and provisions of this Lease following expiration of all applicable notice and cure periods. The successor in interest to Landlord following foreclosure, sale or deed in lieu thereof shall not be (a) liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) subject to any offsets or defenses which Tenant might have against any prior lessor; (c) bound by prepayment of more than one (1) month’s Rent, except in those instances when Tenant pays Rent quarterly in advance pursuant to Section 8 hereof, then not more than three months’ Rent; or (d) liable to Tenant for any Security Deposit not actually received by such successor in interest to the extent any portion or all of such Security Deposit has not already been forfeited by, or refunded to, Tenant. Landlord shall be liable to Tenant for all or any portion of the Security Deposit not forfeited by, or refunded to Tenant, until and unless Landlord transfers such Security Deposit to the successor in interest. Tenant covenants and agrees to execute (and acknowledge if required by Landlord, any lender or ground lessor) and deliver, within ten (10) business days of a demand or request by Landlord and in the form reasonably requested by Landlord, ground lessor, mortgagee or beneficiary, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.

18. Right of Entry. Except in the event of emergency, but subject Tenant’s reasonable security/control procedures for its CLIA operations, Landlord and Landlord’s agents shall provide Tenant with one (1) business day notice prior to entry of the Premises. Tenant grants Landlord or its agents the right to enter the Premises at all reasonable times subject to such prior notice for purposes of inspection, exhibition, posting of notices, repair or alteration. At Landlord’s option, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. It is further agreed that Landlord shall have the right to use any and all means Landlord deems necessary to enter the Premises in an emergency. Landlord shall have the right to place “for rent” or “for lease” signs on the outside of the Premises, the Building and in the Common Areas. Landlord shall also have the right to place “for sale” signs on the outside of the Building and in the Common Areas. Tenant hereby waives any claim from damages or for any injury or inconvenience to or interference with Tenant’s business, or any other loss occasioned thereby except for any claim for any of the foregoing arising out of the gross negligence or willful misconduct of Landlord or its authorized representatives.

19. Estoppel Certificate. Tenant shall execute (and acknowledge if required by any lender or ground lessor) and deliver to Landlord, within fifteen (15) days after Landlord provides such to Tenant, a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification), the date to which the Rent and other charges are paid in advance, if any, acknowledging that there are not, to Tenant’s actual knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults as are claimed, and such other matters as Landlord may reasonably require. Any such statement may be conclusively relied upon by Landlord and any prospective purchaser or encumbrancer of the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance; and (c) not more than one month’s Rent has been paid in advance, except in those instances when Tenant pays Rent quarterly in advance pursuant to Section 8 hereof, then not more than three month’s Rent has been paid in advance.

20. Tenant’s Default. The occurrence of any one or more of the following events shall, at Landlord’s option, constitute a material default by Tenant of the provisions of this Lease:

20.1 The abandonment of the Premises by Tenant or the vacation of the Premises by Tenant which would cause any insurance policy to be invalidated or otherwise lapse. Tenant agrees to notice and service of notice as provided for in this Lease and waives any right to any other or further notice or service of notice which Tenant may have under any statute or law now or hereafter in effect;

20.2 The failure by Tenant to make any payment of Rent, Additional Rent or any other payment required hereunder on the date said payment is due and Tenant fails to cure such default within five (5) days after written notice of such failure is given to Tenant by Landlord;

20.3 The failure by Tenant to observe, perform or comply with any of the obligations, conditions, covenants or provisions of this Lease (except failure to make any payment of Rent and/or Additional Rent) and such failure is not cured within twenty (20) days after written notice of such failure is given to Tenant by Landlord. If such failure is susceptible of cure but cannot reasonably be cured within the aforementioned time period, Tenant shall promptly commence the cure of such failure and thereafter diligently prosecute such cure to completion within the time period specified by Landlord in any written notice regarding such failure as may be delivered to Tenant by Landlord. In no event or circumstance shall Tenant have more than sixty (60) days to complete any such cure, unless otherwise expressly agreed to in writing by Landlord (in Landlord’s sole discretion);

20.4 The making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold, Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets, Tenant taking any action toward the dissolution or winding up of Tenant’s affairs, the cessation or suspension of Tenant’s use of the Premises, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold;

20.5 Tenant’s use or storage of Hazardous Materials in, on or about the Premises, the Building, the lot upon which the Building is located and/or the Park other than as expressly permitted by the provisions of Section 29 below;

20.6 The making of any material misrepresentation or omission by Tenant in any materials delivered by or on behalf of Tenant to Landlord pursuant to this Lease;

20.7 Tenant fails to execute (and acknowledge if required) and deliver, within the time period set forth in Section 17 above, documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any mortgage or deed of trust and Tenant fails to cure such default within ten (10) days after written notice of such failure is given to Tenant by Landlord; or

20.8 Tenant fails to execute (and acknowledge if required) and deliver to Landlord, within the time period set forth in Section 19 above, an estoppel certificate and Tenant fails to cure such default within ten (10) days after written notice of such failure is given to Tenant by Landlord.

21. Remedies for Tenant’s Default.

21.1 Landlord’s Rights: In the event of Tenant’s material default under this Lease, Landlord may terminate Tenant’s right to possession of the Premises by any lawful means in which case upon delivery of written notice by Landlord this Lease shall terminate on the date specified by Landlord in such notice and Tenant shall immediately surrender possession of the Premises to Landlord. In addition, the Landlord shall have the immediate right of re-entry whether or not this Lease is terminated, and if this right of re-entry is exercised following abandonment of the Premises by Tenant, Landlord may consider any personal property belonging to Tenant and left on the Premises to also have been abandoned. No re-entry or taking possession of the Premises by

Landlord pursuant to this Section 21 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant. If Landlord relets the Premises or any portion thereof, (i) Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning, redecorating, and further improving the Premises and other similar costs (collectively, the “Reletting Costs”), and (ii) the rent received by Landlord from such reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Base Rent, Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses; second, all costs including maintenance, incurred by Landlord in reletting; and, third, Base Rent, Operating Expenses, Tax Expenses, Common Area Utility Costs, Utility Expenses, and all other sums due under this Lease. Any and all of the Reletting Costs shall be fully chargeable to Tenant and shall not be prorated or otherwise amortized in relation to any new lease for the Premises or any portion thereof. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. Reletting may be for a period shorter or longer than the remaining term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the maximum rate permitted by law from the date of such expenditure.

21.2 Damages Recoverable: If Tenant breaches this Lease and abandons the Premises before the end of the Term, or if Tenant’s right to possession is terminated by Landlord because of a breach or default under this Lease, then in either such case, Landlord may recover from Tenant all damages suffered by Landlord as a result of Tenant’s failure to perform its obligations hereunder, including, but not limited to, the cost of any Tenant Improvements constructed by or on behalf of Tenant pursuant to Exhibit B hereto, the portion of any broker’s or leasing agent’s commission incurred with respect to the leasing of the Premises to Tenant for the balance of the Term of the Lease remaining after the date on which Tenant is in default of its obligations hereunder, and all Reletting Costs, and the worth at the time of the award (computed in accordance with paragraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code) of the amount by which the Rent then unpaid hereunder for the balance of the Lease Term exceeds the amount of such loss of Rent for the same period which Tenant proves could be reasonably avoided by Landlord and in such case, Landlord prior to the award, may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder; provided, however, that even though Tenant has abandoned the Premises following such breach, this Lease shall nevertheless continue in full force and effect for as long as Landlord does not terminate Tenant’s right of possession, and until such termination, Landlord shall have the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations) and may enforce all its rights and remedies under this Lease, including the right to recover the Rent from Tenant as it becomes due hereunder. The “worth at the time of the award” within the meaning of Subparagraphs

(a)(1) and (a)(2) of Section 1951.2 of the California Civil Code shall be computed by allowing interest at the rate of ten percent (10%) per annum. Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

21.3 Rights and Remedies Cumulative: The foregoing rights and remedies of Landlord are not exclusive; they are cumulative in addition to any rights and remedies now or hereafter existing at law, in equity by statute or otherwise, or to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditor’s rights generally. In addition to all remedies set forth above, if Tenant materially defaults under this Lease, any and all Base Rent waived by Landlord under Section 3 above shall be immediately due and payable to Landlord and all options granted to Tenant hereunder shall automatically terminate, unless otherwise expressly agreed to in writing by Landlord.

21.4 Waiver of a Default: The waiver by Landlord of any default of any provision of this Lease shall not be deemed or construed a waiver of any other default by Tenant hereunder or of any subsequent default of this Lease, except for the default specified in the waiver.

22. Holding Over. If Tenant holds possession of the Premises after the expiration of the Term of this Lease with Landlord’s consent, Tenant shall become a tenant from month-to-month upon the terms and provisions of this Lease, provided the monthly Base Rent during such hold over period shall be the greater of (a) one hundred fifty percent (150%) of the Base Rent due on the last month of the Lease Term, payable in advance on or before the first day of each month, or (b) the then market rent for comparable space as the Premises. Acceptance by Landlord of the monthly Base Rent without the additional fifty percent (50%) increase of Base Rent shall not be deemed or construed as a waiver by Landlord of any of its rights to collect the increased amount of the Base Rent as provided herein at any time. Such month-to-month tenancy shall not constitute a renewal or extension for any further term. All options, if any, granted under the terms of this Lease shall be deemed automatically terminated and be of no force or effect during said month-to-month tenancy. Tenant shall continue in possession until such tenancy shall be terminated by either Landlord or Tenant giving written notice of termination to the other party at least thirty (30) days prior to the effective date of termination. This paragraph shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Base Rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

23. Landlord’s Default. Landlord shall not be deemed in breach or default of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord hereunder. For purposes of this provision, a reasonable time shall not be less than thirty (30) days after receipt by Landlord of written notice specifying the nature of the obligation Landlord has not performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days, after receipt of written notice, is reasonably necessary for its performance, then Landlord shall not be in breach or default of this Lease if performance of such obligation is commenced within such thirty (30) day period and thereafter diligently pursued to completion. If Landlord commits a default, Tenant’s remedy shall be to institute an action against Landlord for damages or for equitable or injunctive relief, but Tenant shall not have the right to rent abatement, to offset against rent, or to terminate this Lease in the event of any default by Landlord.

24. Parking. Tenant shall have the right to use the number of non-designated and nonexclusive parking spaces specified in the Basic Lease Information at no additional cost to Tenant in the parking area for the Building, subject to such reasonable rules and regulations for such parking facilities which may be established or altered by Landlord at any time from time to time during the Term of the Lease, provided that such rules and regulations shall not unreasonably interfere with Tenant’s parking license.

25. Sale of Premises. In the event of any sale of the Premises by Landlord or the cessation otherwise of Landlord’s interest therein, Landlord shall be and is hereby entirely released from any and all of its obligations to perform or further perform under this Lease and from all liability hereunder accruing from or after the date of such sale; and the purchaser, at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease. For purposes of this Section 25, the term “Landlord” means only the owner and/or agent of the owner as such parties exist as of the date on which Tenant executes this Lease. A ground lease or similar long term lease by Landlord of the entire Building, of which the Premises are a part, shall be deemed a sale within the meaning of this Section 25. Tenant agrees to attorn to such new owner provided such new owner does not disturb Tenant’s use, occupancy or quiet enjoyment of the Premises so long as Tenant is not in default of any of the provisions of this Lease.

26. Waiver. No delay or omission in the exercise of any right or remedy of either party on any default by the other party shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after default by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such default, other than a waiver of timely payment for the particular Rent payment involved, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease. No failure, partial exercise or delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

27. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In the event of a total destruction of the Building or the Premises during the Term from any cause, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building or the Premises is destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Lease is not terminated, and provided insurance proceeds and any contributions from Tenant, if necessary, are available to fully repair the damage, Landlord shall repair and restore the Building, including the Tenant Improvements and Alterations completed by or on behalf of Tenant in accordance with Section 10.1 above (but Landlord shall not be required to rebuild, repair, or replace any part of Tenant’s furniture, furnishings, fixtures and/or equipment) in a diligent manner and this Lease shall continue in full force and effect, except that Rent shall be abated as set forth herein. In the event of a partial destruction of the Building or the Premises to an extent less than seventy-five percent (75%) of the replacement cost thereof, and if the damage thereto can be repaired, reconstructed, or restored within a period of two hundred seventy (270) days from the date of such casualty (the “Restoration Period”), and provided insurance proceeds and any deductibles and/or contributions from Tenant, if required, are available to fully repair the damage and there are at least twelve (12) months remaining of the Term of this Lease (or the cost to repair the damage to the Building or Premises would cost less than five percent (5%) of the replacement cost of the Building if less than twelve (12) months are remaining of the Term), Landlord shall commence to repair and restore the Premises or Building and shall proceed with reasonable diligence to restore the Premises or Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, including the Tenant Improvements and Alterations completed by or on behalf of Tenant in accordance with Section 10.1 above; provided, Landlord shall not be required to rebuild, repair, or replace any part of the Tenant’s furniture, furnishings, fixtures and/or equipment. Rent shall be abated in accordance with this Section 27. If any of the foregoing conditions are not met, Landlord shall have the option of either repairing and restoring the Building or Premises, or terminating this Lease by giving written notice of termination to Tenant within thirty (30) days after the casualty. Landlord shall not in any event be required to spend for such work an amount in excess of the insurance proceeds (excluding any deductible) and any contributions from Tenant, if required, actually received by Landlord as a result of the fire or other casualty. Landlord shall not be liable for any inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use of any part of the Premises by the Tenant or loss of Tenant’s personal property resulting in any way from such damage or the repair thereof, except that, Rent shall be abated proportionally in the ratio which the Tenant’s use of the Premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is completed. Notwithstanding anything to the contrary contained herein, if the Premises or any other portion of the Building be damaged by fire or other casualty resulting from the intentional or negligent acts or omissions of Tenant or any of Tenant’s Representatives, (i) Tenant shall not have any right to terminate this Lease due to the occurrence of such casualty or damage, and (ii) Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of all or any portion of the Building caused thereby (including, without limitation, any deductible) to the extent such cost and expense is not covered by insurance proceeds. In the event the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant of any such event, whereupon all rights and obligations shall cease and terminate hereunder except for those obligations expressly intended to survive any such termination of this Lease. In addition, if Landlord elects to repair and restore the Building or Premises under this Section 27, but the repairs and restoration are not substantially completed within the Restoration Period plus the period of any force majeure delays, Tenant may terminate this Lease by written notice to Landlord within twenty (20) days after the expiration of the Restoration Period, provided that the repairs and restoration are not substantially completed prior to the receipt by Landlord of such notice of termination. Except as otherwise provided in this Section 27, Tenant hereby waives the provisions of Sections 1932(2.), 1933(4.), 1941 and 1942 of the California Civil Code.

28. Condemnation. If twenty-five percent (25%) or more of the Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation for any public or quasi-public use or purpose (“Condemned”), then Tenant or Landlord may terminate this Lease as of the date when physical possession of the Premises is taken and title vests in such condemning authority, and Rent shall be adjusted to the date of termination. Tenant shall not because of such condemnation assert any claim against Landlord or the condemning authority for any compensation because of such condemnation, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate of interest or other interest of Tenant. Notwithstanding the foregoing, Tenant shall be entitled to receive any damages awarded by the court for (a) leasehold improvements installed at Tenant’s expense or other property owned by Tenant, and (b) reasonable costs of moving by Tenant to another location in San Mateo County or surrounding areas within the San Francisco Bay Area. The entire balance of the award shall be the property of Landlord. If neither party elects to terminate this Lease, Landlord shall, if necessary, promptly proceed to restore the Premises or the Building to substantially its same condition prior to such partial condemnation, allowing for the reasonable effects of such partial condemnation, and a proportionate allowance shall be made to Tenant, as solely determined by Landlord, for the Rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of such partial condemnation and restoration. Landlord shall not be required to spend funds for restoration in excess of the amount received by Landlord as compensation awarded.

29. Environmental Matters/Hazardous Materials.

29.1 Hazardous Materials Disclosure Certificate: Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s initial Hazardous Materials Disclosure Certificate (the “Initial HazMat Certificate”), a copy of which is attached hereto as Exhibit E and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant. Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, complete, execute, and deliver to Landlord, an updated Hazardous Materials Disclosure Certificate (the “HazMat Certificate”) certifying Tenant’s continued use of Hazardous Materials on the Premises and including any updates to Hazardous Materials proposed to be used on the Premises (in which case, Tenant shall not be permitted to use such updated proposed Hazardous Materials until approved in writing by Landlord in accordance with Section 29.3 below), and any other reasonably necessary documents as requested by Landlord. The HazMat Certificate required hereunder shall be in substantially the form as that which is attached hereto as Exhibit C.

29.2 Definition of Hazardous Materials: As used in this Lease, the term “Hazardous Materials” shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws; (b) petroleum, petroleum by products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos containing material, in any form, whether friable or non-friable; (d)

polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law (defined below); or (h) any materials which cause or threatens to cause a nuisance upon or waste to any portion of the Premises, the Building, the lot upon which the Building is located, the Park or any surrounding property; or poses or threatens to pose a hazard to the health and safety of persons on the Premises or any surrounding property.

29.3 Prohibition; Environmental Laws: Tenant shall not be entitled to use nor store any Hazardous Materials on, in, or about the Premises, the Building, the lot upon which the Building is located and the Park, or any portion of the foregoing, without, in each instance, obtaining Landlord’s prior written consent thereto. If Landlord consents to any such usage or storage, then Tenant shall be permitted to use and/or store only those Hazardous Materials that are necessary for Tenant’s business and to the extent disclosed in the HazMat Certificate and as expressly approved by Landlord in writing, provided that such usage and storage is only to the extent of the quantities of Hazardous Materials as specified in the then applicable HazMat Certificate as expressly approved by Landlord and provided further that such usage and storage is in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts’ decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises (collectively, the “Environmental Laws”). Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion; provided, however, Landlord’s consent shall not unreasonably withheld with respect to any types and/or quantities of Hazardous Materials as adjusted on a square footage basis that Landlord has approved for use by any other tenant in the Park with respect to such proposed types of Hazardous Materials in the same quantity proposed by Tenant (adjusted on a square footage basis). Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Subject to Section 18 above, Landlord shall have the right at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 29, and (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas. The cost of all such inspections, tests and investigations shall be borne solely by Tenant if such tests and investigation determines that Tenant or any of Tenant’s Representatives are directly or indirectly responsible in any manner for any contamination revealed by such inspections, tests and investigations. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant’s Representatives with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation related thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

29.4 Tenant’s Environmental Obligations: Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises or in any Common Areas. Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Tenant or Tenant’s Representatives such that the affected portions of the Park and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse longterm or short-term effect on any portion of the Premises, the Building, the lot upon which the Building is located or the Park. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof. If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises, the Building, the lot upon which the Building is located and the Park after the satisfactory completion of such work.

29.5 Environmental Indemnity: In addition to Tenant’s obligations as set forth hereinabove, Tenant and Tenant’s officers and directors agree to, and shall, protect, indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and the other Indemnitees harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses (including, without limitation, diminution in value of any portion of the Premises, the Building, the lot upon which the Building is located or the Park, damages for the loss of or restriction on the use of rentable or usable space, and from any adverse impact of Landlord’s marketing of any space within the Building and/or Park), suits, administrative proceedings and costs (including, but not limited to, attorneys’ and consultant fees and court costs) arising at any time during or after the Term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Premises, the Common Areas, the Building, the lot upon which the Building is located or the Park as a result (directly or indirectly) of the intentional or negligent acts or omissions of Tenant or any of Tenant’s Representatives. Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Premises, the Building, the lot upon which the Building is located and/or the Park, nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant and Tenant’s officers and directors from its obligations of indemnification pursuant hereto. Notwithstanding anything to the contrary, Tenant shall have no obligation or liability for the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Premises, the Common Areas, the Building, the lot upon which the Building is located or the Park that were not caused (directly or indirectly) by or the result of a release by Tenant or any of Tenant’s Representatives. Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 29.5 due to Landlord’s status as either an “owner” or “operator” under any Environmental Laws.

29.6 Survival: Tenant’s obligations and liabilities pursuant to the provisions of this Section 29 shall survive the expiration or earlier termination of this Lease.

30. Financial Statements. Tenant, for the reliance of Landlord, any lender holding or anticipated to acquire a lien upon the Premises, the Building or the Park or any portion thereof, or any prospective purchaser of the Building or the Park or any portion thereof, within fifteen (15) days after Landlord’s request therefor, but not more often than once every two (2) years, shall deliver to Landlord the then current audited or reviewed financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available) which statements shall be prepared or compiled by a certified public accountant and shall present fairly the financial condition of Tenant at such dates and the result of its operations and changes in its financial positions for the periods ended on such dates. If an audited or reviewed financial statement has not been prepared, Tenant shall provide Landlord with an unaudited financial statement and/or such other information, the type and form of which are acceptable to Landlord in Landlord’s reasonable discretion, which reflects the financial condition of Tenant. Tenant may condition delivery of such financial statements upon Landlord executing and delivering to Tenant a non-disclosure agreement in the form previously executed by Landlord in connection with this Lease.

31. General Provisions.

31.1 Time. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

31.2 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

31.3 Recordation. Tenant shall not record this Lease or a short form memorandum hereof without the prior written consent of the Landlord.

31.4 Landlord’s Personal Liability. The liability of Landlord (which, for purposes of this Lease, shall include Landlord and the owner of the Building if other than Landlord) to Tenant for any default by Landlord under the terms of this Lease shall be limited to the actual interest of Landlord and its present or future partners or members in the Premises and Building and all rents, incomes, proceeds and awards derived therefrom, and Tenant agrees to look solely to the Premises and Building and all rents, incomes, proceeds and awards derived therefrom for satisfaction of any liability and shall not look to other assets of Landlord nor seek any recourse against the assets of the individual partners, members, directors, officers, shareholders, agents or employees of Landlord (including without limitation, any property management company of Landlord); it being intended that Landlord and the individual partners, members, directors, officers, shareholders, agents and employees of Landlord (including without limitation, any property management company of Landlord) shall not be personally liable in any manner whatsoever for any judgment or deficiency. The liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building, and in the event of any sale or exchange of the Building by Landlord and assignment of this Lease by Landlord, Landlord shall, upon providing Tenant with written confirmation that the assignee has assumed all obligations of Landlord under this Lease and Landlord has delivered any Security Deposit held by Landlord to Landlord’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Landlord’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

31.5 Separability. Any provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provision shall remain in full force and effect.

31.6 Choice of Law. This Lease is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of California without regard to its conflicts of law rules. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

31.7 Notices. All notices required under this Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, by overnight courier. Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses listed in the Basic Lease Information, or to such other addresses as the Landlord and the Tenant may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Tenant acknowledges and accepts this Section 31.7.      Tenant’s initials   OA

31.8 Attorneys’ Fees. In the event any dispute between the parties results in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing for all reasonable costs and expenses, including, without limitation, reasonable attorneys’ and experts’ fees and costs incurred by the prevailing party in connection with such litigation or other proceeding, and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.

31.9 Entire Agreement. This Lease supersedes any prior agreements, representations, negotiations or correspondence between the parties, and contains the entire agreement of the parties on matters covered. No other agreement, statement or promise made by any party, that is not in writing and signed by all parties to this Lease, shall be binding.

31.10 Warranty of Authority. On the date that Tenant executes this Lease, Tenant shall deliver to Landlord an original certificate of status for Tenant issued by the California Secretary of State or statement of partnership for Tenant recorded in the county in which the Premises are located, as applicable, and such other documents as Landlord may reasonably request with regard to the lawful existence of Tenant. Each person executing this Lease on behalf of a party represents and warrants that (1) such person is duly and validly authorized to do so on behalf of the entity it purports to so bind, and (2) if such party is a partnership, corporation or trustee, that such partnership, corporation or trustee has full right and authority to enter into this Lease and perform all of its obligations hereunder. Tenant hereby warrants that this Lease is valid and binding upon Tenant and enforceable against Tenant in accordance with its terms.

31.11 Joint and Several. If Tenant consists of more than one person or entity, the obligations of all such persons or entities shall be joint and several.

31.12 Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

31.13 Waiver of Jury Trial. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way related to this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, the Building or the Park, and/or any claim of injury, loss or damage.

31.14 Counterclaims. In the event Landlord commences any proceedings for nonpayment of Rent, Additional Rent, or any other sums or amounts due hereunder, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceedings, provided, however, nothing contained herein shall be deemed or construed as a waiver of the Tenant’s right to assert such claims in any separate action brought by Tenant or the right to offset the amount of any final judgment owed by Landlord to Tenant.

31.15 Underlining. The use of underlining within the Lease is for Landlord’s reference purposes only and no other meaning or emphasis is intended by this use, nor should any be inferred.

31.16 Merger. The voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof by Landlord and Tenant, or a termination of this Lease by Landlord for a material default by Tenant hereunder, shall not work a merger, and, at the sole option of Landlord, (i) shall terminate all or any existing subleases or subtenancies, or (ii) may operate as an assignment to Landlord of any or all of such subleases or subtenancies. Landlord’s election of either or both of the foregoing options shall be exercised by delivery by Landlord of written notice thereof to Tenant and all known subtenants under any sublease.

31.17 Energy Reporting. Tenant shall comply with all reasonably energy usage reporting requirements of Landlord relating to Tenant’s use of the Premises, consistent with all applicable laws, rules and regulations.

31.18 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, government mandated shutdowns, government mandated closures related to COVID-19 or any other viruses, epidemics or pandemics, or acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions and other causes beyond the reasonable control of the party obligated to perform and not due to the fault or neglect of such party claiming the same and except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. In no event shall lack of profitability, inability to obtain financing, or lack or insufficiency of funds be a basis for Force Majeure, and no failure to pay Rent when due shall be excused nor the time for payment extended because of Force Majeure.

31.19 Counterparts; Electronic Signatures. This Lease may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Lease and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Lease had been delivered and signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile, or electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature. If this Lease has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

Tenant acknowledges and accepts this Section 31.19. Tenant’s initials __OA___

31.20 Amendments. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

Tenant acknowledges and accepts this Section 31.20. Tenant’s initials __OA___

32. Signs. Tenant shall be permitted to install signage on the front door and on the monument sign for the Building subject to Landlord’s reasonable prior approval of such signage. Tenant shall be provided with signage on the lobby directory. All signs and graphics of every kind visible in or from public view or corridors or the exterior of the Premises shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld and shall be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s sign criteria as same may exist from time to time. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in a manner as to avoid damage or defacement of the Premises; and Tenant shall repair any damage or defacement, including without limitation, discoloration caused by such installation or removal. Landlord shall have the right, at its option, to deduct from the Security Deposit such sums as are reasonably necessary to remove such signs, including, but not limited to, the costs and expenses associated with any repairs necessitated by such removal. Notwithstanding the foregoing, in no event shall any: (a) neon, flashing or moving sign(s) or (b) sign(s) which shall interfere with the visibility of any sign, awning, canopy, advertising matter, or decoration of any kind of any other business or occupant of the Building or the Park be permitted hereunder. Tenant further agrees to maintain any such sign, awning, canopy, advertising matter, lettering, decoration or other thing as may be approved in good condition and repair at all times.

33. Mortgagee Protection. Upon any default on the part of Landlord, Tenant will give written notice in accordance with Section 31.10 hereof, to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises who has provided Tenant with notice of their interest together with an address for receiving notice, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default (which, in no event shall be less than sixty (60) days), including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure. If such default cannot be cured within such time period, then such additional time as may be necessary will be given to such beneficiary or mortgagee to effect such cure so long as such beneficiary or mortgagee has commenced the cure within the original time period and thereafter diligently pursues such cure to completion, in which event this Lease shall not be terminated while such cure is being diligently pursued. Tenant agrees that each lender to whom this Lease has been assigned by Landlord is an express third party beneficiary hereof.

34. Warranties of Tenant. Tenant hereby warrants and represents to Landlord, for the express benefit of Landlord, that Tenant has undertaken a complete and independent evaluation of the risks inherent in the execution of this Lease and the operation of the Premises for the use permitted hereby, and that, based upon said independent evaluation, Tenant has elected to enter into this Lease and hereby assumes all risks with respect thereto. Tenant hereby further warrants and represents to Landlord, for the express benefit of Landlord, that in entering into this Lease, Tenant has not relied upon any statement, fact, promise or representation (whether express or implied, written or oral) not specifically set forth herein in writing and that any statement, fact, promise or representation (whether express or implied, written or oral) made at any time to Tenant, which is not expressly incorporated herein in writing, is hereby waived by Tenant.

35. Compliance with Americans with Disabilities Act.

35.1 Landlord and Tenant hereby agree and acknowledge that the Premises, the Building and/or the Park may be subject to the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq, including, but not limited to Title III thereof, all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of Title 24 of the State of California, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”). Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Tenant Improvements. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Tenant Improvements strictly comply with all requirements of the ADA; provided that Tenant’s failure to complete such investigation shall not waive Landlord’s obligation to construct the Tenant Improvements in accordance with the terms of the Work Letter. Subject to reimbursement pursuant to Section 6 of the Lease, if any barrier removal work or other work is required to the Common Areas or the Park under the ADA, then such work shall be the responsibility of Landlord; provided, if such work is required under the ADA as a result of Tenant’s specific use of the Premises or any work or alteration made to the Premises by or on behalf of Tenant (other than the Tenant Improvements), then such work shall be performed by Landlord at the sole cost and expense of Tenant. Except as otherwise expressly provided in this provision, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA, including without limitation, not discriminating against any disabled persons in the operation of Tenant’s business in or about the Premises, and offering or otherwise providing auxiliary aids and services as, and when, required by the ADA. Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises or the Building; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Premises or the Building; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises or the Building. Tenant shall and hereby agrees to protect, defend (with counsel acceptable to Landlord) and hold Landlord and the other Indemnitees harmless and indemnify the Indemnitees from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant’s or Tenant’s Representatives’ violation or alleged violation of the ADA. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary, but subject to Section 9.1 above, Tenant shall have no liability or responsibility to correct any violations of the requirements of the ADA which exist as of the Commencement Date.

35.2 Civil Code Section 1938. To the extent permitted by law, Tenant waives any and all rights under and benefits of California Civil Code Section 1938. In accordance with California Civil Code Section 1938, Landlord hereby informs Tenant that as of the Date of this Lease, neither the Building nor the Premises have been inspected by a Certified Access Specialist (as defined in California Civil Code section 55.52(3)) (“CASp”). Tenant shall not engage any CASp to inspect the Building or Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. California Civil Code Section 1938(e) provides:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Accordingly, Landlord and Tenant hereby mutually agree that if Tenant desires to obtain a CASp inspection, (i) the CASp inspection shall be at Tenant’s sole cost and expense, (ii) the inspection shall be performed by a CASp that is currently certified in California and has been approved by Landlord, (iii) the CASp inspection shall take place during regular business hours with at least five (5) business days’ prior written notice to Landlord and shall not materially disrupt any of the other tenants within the Building, (iv) Tenant shall promptly provide Landlord with a copy of the final report prepared in connection with the CASp inspection (the “CASp Report”), and (v) Tenant shall be solely responsible for promptly making any repair or modifications necessary to correct violations of construction-related accessibility standards that are noted in the CASp Report (the “Required Modifications”) and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to promptly make such Required Modifications. The Required Modifications shall not proceed until Landlord has approved in writing: (i) Tenant’s contractor, and (ii) complete and detailed plans and specifications for the Required Modifications. The Required Modifications shall be performed in a good and workmanlike manner in compliance with all of the terms of the Lease. At Landlord’s sole discretion, Landlord may elect to complete the Required Modifications. If Landlord elects to complete the Required Modifications, Landlord may forward invoices and bills for the expenses of the Required Modifications to Tenant, and Tenant shall, no later than ten (10) days prior to the due date, pay such invoices or bills and deliver satisfactory evidence of such payment to Landlord. Alternatively, Tenant shall reimburse Landlord for any costs incurred by Landlord within ten (10) days of Landlord’s invoice therefor.

Tenant hereby acknowledges and agrees that the CASp Report is to be kept strictly confidential, except as necessary for Tenant to complete repairs and correct violations of construction-related accessibility standards as noted in the CASp Report. Accordingly, except as provided above or as may be required by law or court order, Tenant shall not release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information contained in the CASp Report. Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease.

36. Brokerage Commission. Landlord and Tenant each represents and warrants for the benefit of the other that it has had no dealings with any real estate broker, agent or finder in connection with the Premises and/or the negotiation of this Lease, except for the Broker(s) (as set forth in the Basic Lease Information), and that it knows of no other real estate broker, agent or finder who is or might be entitled to a real estate brokerage commission or finder’s fee in connection with this Lease or otherwise based upon contacts between the claimant and Tenant. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made for a fee or commission by any real estate broker, agent or finder in connection with the Premises and this Lease other than Broker(s), if any, resulting from the actions of the indemnifying party. Any real estate brokerage commission or finder’s fee payable to the Broker(s) in connection with this Lease shall be payable pursuant to a separate agreement.

37. Quiet Enjoyment. Landlord covenants with Tenant, upon the paying of Rent and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, and during the periods that Tenant is not otherwise in default of any of the terms or provisions of this Lease beyond expiration of all applicable notice and cure periods, and subject to the rights of any of Landlord’s lenders, (i) that Tenant shall and may peaceably and quietly hold, occupy and enjoy the Premises and the Common Areas during the Term of this Lease, and (ii) neither Landlord, nor any successor or assign of Landlord, shall disturb Tenant’s occupancy or enjoyment of the Premises and the Common Areas.

38. Landlord’s Ability to Perform Tenant’s Unperformed Obligations. Notwithstanding anything to the contrary contained in this Lease, if Tenant shall fail to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease beyond any applicable notice and cure period, and/or if the failure of Tenant relates to a matter which in Landlord’s judgment reasonably exercised is of an emergency nature and such failure shall remain uncured for a period of time commensurate with such emergency, then Landlord may, at Landlord’s option without any obligation to do so, and in its sole discretion as to the necessity therefor, perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant. If Landlord so performs any of Tenant’s obligations hereunder, the full amount of the cost and expense entailed or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord within five (5) days of notice, as Additional Rent, the full amount thereof and Enforcement Expenses.

39. Sustainability. Landlord and Tenant acknowledge and agree that Landlord is committed to employing sustainable operating and maintenance practices for the Building. Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s (i) energy efficiency, management and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord. Tenant affirms its support of these practices, and agrees to cooperate with Landlord by implementing reasonable conservation practices. Periodically, Landlord may offer additional examples, guidance and practices related to energy conservation measures, which Tenant agrees to consider for implementation. Notwithstanding anything herein to the contrary, Tenant shall not be restricted from operating its business in the fashion and manner which it deems appropriate for itself. Should any specific practice(s) proposed by Landlord be deemed to be inconsistent with Tenant’s business operations, Tenant shall so advise Landlord in writing as its reason for declining to implement such specific practice(s).

IN WITNESS WHEREOF, this Lease is executed by the parties as of the Lease Date referenced in the Basic Lease Information of this Lease.

TENANT:

BillionToOne, Inc., a Delaware corporation

BY:	/s/ Oguzhan Atay	DATE: 05/19/2020

ITS: CEO

LANDLORD:

O’BRIEN DRIVE PORTFOLIO, LLC,
A Delaware limited liability company

By: TARLTON PROPERTIES, INC., a California corporation its managing member

By:	/s/ John C. Tarlton
John C. Tarlton
President & CEO

By: O’BRIEN DRIVE PORTFOLIO MEMBER, LLC, a Delaware limited liability company, its co-managing member

By: PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Jeff Uittenbogaard
Name: Jeff Uittenbogaard
Title: Investment Director

By:	/s/ Joel Woehler
Name: Joel Woehler
Title: Investment Director – Asset Management

EXHIBIT A

PREMISES

Exhibit A

EXHIBIT B

WORK LETTER AGREEMENT

This Work Letter (“Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Except as otherwise provided in the Lease or this Work Letter, Tenant hereby accepts the base, shell and core of the Premises (collectively, the “Base, Shell and Core”), in its current “AS-IS” condition existing as of the date of the Lease and the Commencement Date. Except for the Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Real Property. Tenant acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Premises for the conduct of Tenant’s business or for any other purpose, including without limitation, any storage incidental thereto. Any exception to the foregoing provisions must be made by express written agreement by both parties.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE PREMISES

Prior to the execution of this Lease, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Premises, which space plan has been prepared by DES Architects, as 20-0410 BTO Pricing Plans-Space Plan, attached hereto as Schedule 1 (the “Final Space Plan”). Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items (“Specifications”), as determined by Landlord. Within seven (7) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such seven (7) business-day period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance

Exhibit B-1

with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings”. The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements”. Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent shall not be unreasonably withheld, but may be withheld in Landlord’s sole discretion if such change or modification would: (i) be of a quality lower than the quality of the standard tenant improvement items for the Building; (ii) materially increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Final Space Plan; and/or (iii) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings”.

SECTION 3

CONSTRUCTION AND COSTS OF TENANT IMPROVEMENTS

Landlord has obtained a bid to construct the Tenant Improvements from C.P. Construction (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements (collectively, the “Permits”), and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such Permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Any contract with Contractor to construct the Tenant Improvements shall be based upon a stipulated sum or guaranteed maximum price. Tenant shall be entitled to a one-time improvement allowance (the “Allowance”) in an amount up to, but not exceeding, Sixty and 00/100 Dollars ($60.00) per rentable square foot of the Premises (i.e., up to Two Million One Hundred Sixty-Four Thousand Eighty and 00/100 Dollars ($2,164,080.00)) (the “Allowance”) for (i) the costs reasonably relating to the design and construction of the Tenant Improvements and (ii) the costs to purchase approximately one hundred ninety-four (194) mobile benches for the laboratory space of the Premises to be tagged by Landlord, at Landlord’s option; provided, however, that the final number shall be set forth on the commencement memorandum in the form of Exhibit D attached hereto (the “Mobile Benches”). The cost of the design and construction of the Tenant Improvements shall include Landlord’s construction supervision and management fee in an amount equal to four percent (4%) of hard construction costs (scope of work to include coordination of architect, engineer, design/build subcontractors, general contractor, submittals for permits, construction and punch list) as a cost of the Tenant Improvements. Prior to the execution of this Lease, Landlord and Tenant have approved a preliminary budget for the Tenant Improvements, which is attached hereto as Schedule 2 (the “Initial Budget”), which may be adjusted upon agreement of the parties to include all or any portion of the additional items and increased cost associated with such items to construct the Tenant Improvements as set forth on Schedule 3 attached hereto (the “Budget Adjustments”). Tenant shall pay for all costs and fees of the Tenant Improvements in excess of the Allowance and Additional Allowance, if any, (“Over-Allowance Amount”), on a pari passu basis with Landlord as such costs become due, in the proportion of the Over-Allowance Amount payable by Tenant to the Allowance (and, if properly requested by Tenant pursuant to this Section 3, the Additional Allowance). Landlord shall disburse the Allowance and Additional Allowance, if

Exhibit B-2

any, directly to the applicable design professional, contractor, materialman or other laborer in connection with the construction of the Tenant Improvements. In the event that Tenant requests any changes, change orders or modifications to the Final Space Plan (which Landlord approves pursuant to Section 1 above) which increase the cost to construct the Tenant Improvements above the Allowance (and, if properly requested by Tenant pursuant to this Section 3, the Additional Allowance) (“Change Orders”), such increased cost shall become part of the Over-Allowance Amount. If such Change Orders delay Landlord’s completion of the Tenant Improvements set forth on the Final Space Plan, then such delay shall constitute a “Tenant Delay”. Except with respect to the Mobile Benches, in no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant. Tenant shall not be entitled to receive in cash or as a credit against any rental or otherwise, any portion of the Allowance not used to pay for the cost of the design and construction of the Tenant Improvements. If any portion of the Allowance or Additional Allowance, if any, is not used by Tenant within twelve (12) months following the Commencement Date, such portion shall be deemed waived with no further obligation by Landlord with respect thereto. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount that exceeds the Allowance and the Additional Allowance, if any, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the Allowance or Additional Allowance.

Tenant shall have the option of increasing the Allowance up to an additional $5.00 per rentable square foot of the Premises (i.e., up to an additional One Hundred Eighty Thousand Three Hundred Forty and 00/100 Dollars ($180,340.00)) (the “Additional Allowance”) for the costs reasonably relating to the design and construction of the Tenant Improvements, upon written notice to Landlord prior to the Commencement Date. Any portion of the Additional Allowance used shall be amortized into the Monthly Base Rent at eight percent (8%) per annum over the Term commencing on the Commencement Date and shall be memorialized through an amendment to this Lease.

SECTION 4

READY FOR OCCUPANCY; SUBSTANTIAL COMPLETION

OF THE TENANT IMPROVEMENTS

4.1 Ready for Occupancy; Substantial Completion. For purposes of this Lease, including for purposes of determining the Commencement Date (as set forth in the Basic Lease Information), the Premises shall be ready for occupancy upon Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings and the final sign-off by the applicable authorities that allows the Premises to be occupied, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

Exhibit B-3

4.2 Delay of the Substantial Completion of the Premises. If there shall be a delay or there are delays in the Substantial Completion of the Premises as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely respond to requests for approval of the Working Drawings or any other matter requiring Tenant’s approval or action and this Work Letter does not deem approval given for such failure to respond;

4.2.2 a breach by Tenant of the terms of this Work Letter or the Lease;

4.2.3 Tenant’s request for changes in any of the Construction Drawings and/or any Change Orders;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time, provided that promptly after Landlord learns of such long lead times, Landlord informs Tenant that such materials, components, finishes or improvements will not be available in a commercially reasonable time;

4.2.5 Tenant’s delay in making payments for Over-Allowance Amount as required in Section 3 above; or

4.2.6 Any other act or omission by Tenant, or its contractor, consultants, agents, or employees, or persons employed by any such persons that results in a delay of Substantial Completion and that continues for more than two (2) business days after Landlord’s written notice to Tenant.

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Commencement Date (as set forth in the Basic Lease Information) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred. Notwithstanding anything the contrary, any event of Force Majeure (as defined in Section 31.18 of the Lease) shall not be a Tenant Delay. In no event shall lack of profitability, inability to obtain financing, or lack or insufficiency of funds be a basis for Force Majeure, and no failure to pay the Over-Allowance Amount or other amounts when due shall be excused nor the time for payment extended because of Force Majeure.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Oguzhan Atay as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2 Landlord’s Representative. Landlord has designated Ron Krietemeyer as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

Exhibit B-4

5.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 20 of the Lease or any default by Tenant under this Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law or in equity, Landlord shall have the right to withhold payment of all or any portion of the Allowance, the Additional Allowance, if any, and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven, until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Lease Commencement Date, due to a default by Tenant as described in Section 20 of the Lease or under this Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Allowance and Additional Allowance, if any, disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

Exhibit B-5

SCHEDULE 1

SPACE PLANS

SCHEDULE 1

SCHEDULE 2

INITIAL BUDGET

SCHEDULE 3

BUDGET ADJUSTMENTS

SCHEDULE 3

EXHIBIT C

HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE EXAMPLE

EXHIBIT C-1

EXHIBIT D

CHANGE OF COMMENCEMENT DATE

EXHIBIT D-1

EXHIBIT E

TENANT’S HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE

EXHIBIT E-1